Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of July 15, 2014

among

LORILLARD, INC.,

REYNOLDS AMERICAN INC.

and

LANTERN ACQUISITION CO.

-i-

(continued)

-ii-

(continued)

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(continued)

EXHIBITS

Exhibit A	Certificate of Incorporation

-iv-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 15, 2014, is entered into among LORILLARD, INC., a Delaware corporation (the “Company”), REYNOLDS AMERICAN INC., a North Carolina corporation (“Parent”), and LANTERN ACQUISITION CO., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub” and, collectively with the Company and Parent, the “Parties”).

RECITALS

A. The Parties intend to effect a merger (the “Merger”) of Merger Sub with and into the Company on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”).

B. In connection with the execution and delivery of this Agreement: (a) Parent is entering into a subscription and support agreement (the “Subscription Agreement”) with BRITISH AMERICAN TOBACCO P.L.C., a public limited company incorporated under the laws of England and Wales (“BAT”), pursuant to which BAT has agreed, among other things, to (i) acquire (or cause one or more of its wholly owned subsidiaries to acquire) newly issued shares of common stock, par value $0.0001, of Parent (the “Parent Common Stock”) and (ii) cause BROWN & WILLIAMSON HOLDINGS, INC., a Delaware corporation (“B&W”), to vote in favor of the issuance of shares of Parent Common Stock in connection with the Transactions, in each case on the terms set forth in the Subscription Agreement; and (b) (x) Parent is entering into an asset purchase agreement (the “Asset Purchase Agreement” and together with the Subscription Agreement and this Agreement, the “Related Agreements”) and (y) the Company is entering into a transfer agreement (the “Transfer Agreement” and together with the Related Agreements, the “Transaction Agreements”) in each case with LIGNUM-2 L.L.C., a Texas limited liability company and wholly owned subsidiary of Imperial (“Lignum-2”), and, for certain provisions of the Asset Purchase Agreement and as guarantor of Lignum-2, IMPERIAL TOBACCO GROUP PLC, a public limited company incorporated under the laws of England and Wales (“Imperial”), pursuant to which Lignum-2 has agreed, among other things, to acquire certain assets and assume certain liabilities of certain Affiliates of Parent and the Company on the terms and subject to the conditions set forth in the Asset Purchase Agreement and Transfer Agreement.

C. The board of directors of the Company (the “Company Board”) has unanimously (a) determined that the Merger is fair to and in the best interests of the Company and its stockholders, (b) adopted resolutions approving this Agreement and the Merger and the other transactions contemplated hereby and declaring the advisability of this Agreement and the Merger and (c) resolved to recommend that the stockholders of the Company adopt this Agreement on the terms and subject to the conditions set forth in this Agreement.

D. The board of directors of Parent (the “Parent Board”) has unanimously (a) determined that the issuance of shares of Parent Common Stock pursuant to the Merger and the other transactions contemplated by the Transaction Agreements (collectively, the “Transactions”), in each case on the terms and subject to the conditions set forth in the applicable Transaction Agreement, is in the best interests of Parent and its shareholders, (b) adopted resolutions approving and declaring the advisability of the Transaction Agreements and the Merger and other Transactions, and (c) resolved to recommend that the shareholders of Parent approve the issuance of shares of Parent Common Stock in connection with the Transactions on the terms and subject to the conditions set forth in this Agreement and the Subscription Agreement (the “Share Issuance”).

E. The board of directors of Merger Sub has unanimously (a) adopted resolutions approving and declaring the advisability of this Agreement and the Merger and other transactions contemplated hereby and (b) resolved to recommend that Parent adopt this Agreement on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein and intending to be legally bound, the Parties agree as follows:

ARTICLE I

THE MERGER

Section 1.01. The Merger. On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub will cease, and the Company will be the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.02. Closing. Subject to the provisions of ARTICLE VII, the closing (the “Closing”) of the Merger (a) will take place at the offices of Jones Day in New York, New York as soon as practicable (but in no event later than the third Business Day) after all of the conditions set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of such conditions) shall have been satisfied or waived by the Party entitled to the benefit of the same (provided, however, that if and to the extent necessary to consummate the Financing, or any Replacement Financing, the Closing will occur on any Business Day (as may be specified by Parent on no less than three Business Days’ prior written notice to the Company) during the ten Business Day period beginning on the date on which all of the conditions set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of such conditions) shall have been satisfied or waived by the Party entitled to the benefit of the same), or (b) will occur at such other place, time and date as will be agreed in writing between the Company and Parent (the date upon which the Closing occurs, the “Closing Date”).

Section 1.03. Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company will file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later date and time as the Company and Parent may agree upon and as is set forth in such Certificate of Merger (such time, the “Effective Time”).

Section 1.04. Effect. At the Effective Time, the effect of the Merger will be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

Section 1.05. Certificate of Incorporation and Bylaws.

(a) At the Effective Time, the Company Charter will, by virtue of or in connection with the Merger, be amended and restated in its entirety to read as set forth in Exhibit A hereto and, as so amended, will be the certificate of incorporation of the Surviving Corporation until thereafter further amended as provided therein or by applicable Law.

(b) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the Company Bylaws will be amended and restated in their entirety to read as the bylaws of Merger Sub as in effect immediately prior to the Effective Time until thereafter amended as provided therein or by applicable Law.

Section 1.06. Directors and Officers of the Surviving Corporation and Company Subsidiaries. The directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. Unless Parent, in its sole discretion, determines otherwise, the individuals identified on Section 1.06 of the Parent Disclosure Letter will be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be. To the extent requested by Parent prior to the Effective Time, the Company will use its reasonable best efforts to cause the applicable officers and directors of each Company Subsidiary (or those Company Subsidiaries so specified by Parent) to tender their resignations as officers or directors of the applicable Company

Subsidiaries, effective as of the Effective Time, and to deliver to Parent written evidence of such resignations (to be effective as of the Effective Time) prior to the Effective Time. The Company will cooperate with Parent in connection with the foregoing, including by providing to Parent information and access pursuant to and subject to Section 6.02 reasonably requested by Parent.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT ENTITIES; EXCHANGE OF CERTIFICATES

Section 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of Company Common Stock or Merger Sub Common Stock:

(a) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) that is held by the Company as treasury stock and each share of Company Common Stock that is owned by a Company Subsidiary, Parent or Merger Sub immediately prior to the Effective Time will no longer be outstanding and will automatically be canceled and will cease to exist, and no consideration will be delivered in exchange therefor.

(b) Conversion of Company Common Stock. Subject to Section 2.02, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(a) and shares of Company Common Stock owned by stockholders (“Dissenting Stockholders”) who have properly made and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL, but including unrestricted shares of Company Common Stock described in Section 2.04(c) and Section 2.04(d)) will be converted into the right to receive (i) 0.2909 of a fully paid and nonassessable share of Parent Common Stock (the “Stock Consideration”) plus (ii) $50.50 in cash (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”). All such shares of Company Common Stock, when so converted, will no longer be outstanding and will automatically be canceled and will cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) will cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor and any dividends or other distributions to which holders become entitled upon compliance with Section 2.02, without interest. As and to the extent provided in Section 2.02(j), the right of any holder of Company Common Stock to receive the Merger Consideration will be subject to and reduced by the amount of any withholding required under applicable Tax Law.

(c) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time will be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock will be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

Section 2.02. Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, Parent will appoint a bank or trust company reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration. At or prior to the Effective Time, Parent will deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, (i) an aggregate number of shares of Parent Common Stock to be issued in uncertificated form or book-entry form and (ii) an aggregate amount of cash, in each case, comprising the amounts required to be delivered pursuant to Section 2.01(b) in respect of shares of Company Common Stock. Parent agrees to make available directly or indirectly to the Exchange Agent from time to time as needed, any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor pursuant to Section 2.02(f) and any dividends or other distributions which a holder of Company Common Stock has the right to receive pursuant to Section 2.02(d). All such shares of Parent Common Stock and cash deposited with the Exchange Agent are hereinafter referred to as the “Exchange Fund”.

(b) Letter of Transmittal. As promptly as reasonably practicable after the Effective Time, Parent will cause the Exchange Agent to mail to each holder of record of Company Common Stock as of immediately prior to the Effective Time a form of letter of transmittal (the “Letter of Transmittal”) (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates (or, in the case of lost, stolen or destroyed Certificates, in accordance with Section 2.02(k)) to the Exchange Agent and will be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form)), together with instructions thereto.

(c) Merger Consideration Received in Connection with Exchange. Upon (i) in the case of shares of Company Common Stock represented by a Certificate, the surrender of such Certificate for cancellation to the Exchange Agent, or (ii) in the case of shares of Company Common Stock held in book-entry form, the receipt of an “agent’s message” by the Exchange Agent, in each case together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such shares of Company Common Stock will be entitled to receive in exchange therefor the Merger Consideration plus any cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.02(f) and in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 2.02(d). Until surrendered as contemplated by this Section 2.02(c), each share of Company Common Stock, and any Certificate with respect thereto, will be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holders of shares of Company Common Stock were entitled to receive in respect of such shares pursuant to Section 2.01 (and cash in lieu of fractional shares pursuant to Section 2.02(f) and in respect of any dividends or other distributions pursuant to Section 2.02(d)). No interest will be paid or will accrue on the cash payable upon surrender of any Certificate (or shares of Company Common Stock held in book-entry form).

(d) Treatment of Unexchanged Shares. No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate (or shares of Company Common Stock held in book-entry form) with respect to the shares of Parent Common Stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares will be paid to any such holder pursuant to Section 2.02(f), until the surrender of such Certificate (or shares of Company Common Stock held in book-entry form) in accordance with this ARTICLE II. Subject to applicable Law, following surrender of any such Certificate (or shares of Company Common Stock held in book-entry form), there will be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable pursuant to Section 2.01, the amount of cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(e) No Further Ownership Rights in Company Common Stock. The shares of Parent Common Stock issued and cash paid in accordance with the terms of this ARTICLE II upon conversion of any shares of Company Common Stock (including any cash paid pursuant to Section 2.02(f)) will be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock (or shares of Company Common Stock held in book-entry form) are presented to Parent or the Exchange Agent for any reason, they will be canceled and exchanged as provided in this ARTICLE II.

(f) No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock will be issued upon the conversion of Company Common Stock pursuant to Section 2.01. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all shares of Company Common Stock exchanged by such holder) will receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the volume weighted average of the per share price of Parent Common Stock on the New York Stock Exchange (the “NYSE”) (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) for the five consecutive trading days ending on the third Business Day (including the Closing Date) prior to the date of the Effective Time (the “Parent Share Cash Value”).

(g) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest received with respect thereto) that remains undistributed to the holders of Company Common Stock after the one year anniversary of the Closing Date will be delivered to Parent and any holder of Company Common Stock who has not theretofore complied with this ARTICLE II will thereafter look only to Parent for payment of its claim for Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions to which such holder is entitled pursuant to this ARTICLE II, in each case without any interest thereon and subject to applicable Law.

(h) No Liability. None of the Company, Parent, Merger Sub or the Exchange Agent will be liable to any Person in respect of any portion of the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates immediately prior to such time on which the Exchange Fund would otherwise escheat to, or become the property of, any Governmental Entity will, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(i) Investment of Exchange Fund. The cash portion of the Exchange Fund will be invested by the Exchange Agent as directed by Parent in (i) short term direct obligations of the United States of America with maturities of no more than 30 days, (ii) short term obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest or (iii) commercial paper obligations receiving the highest rating from either Moody’s Investor Services, Inc. or Standard & Poor’s. No gain or loss thereon will affect the amounts payable to the holders of shares of Company Common Stock following completion of the Merger pursuant to this Agreement. If for any reason (including any losses arising from the investment of the Exchange Fund) the cash in the Exchange Fund is insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent will promptly deposit cash into the Exchange Fund in an amount equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations. Any and all interest and other income earned on the Exchange Fund will promptly be paid to Parent or an Affiliate of Parent as directed by Parent.

(j) Withholding Rights. Each of Parent and the Exchange Agent (without duplication) will be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement any amounts required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Amounts so withheld and paid over to the appropriate taxing authority will be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of which such deduction or withholding was made.

(k) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions on the Certificate deliverable in respect thereof pursuant to this Agreement.

Section 2.03. Dissenters’ Rights. No Dissenting Stockholder will be entitled to receive shares of Parent Common Stock or cash or any dividends or other distributions pursuant to the provisions of this ARTICLE II unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal under the DGCL, and any Dissenting Stockholder will be entitled to receive only the payment provided in accordance with Section 262 of the DGCL with respect to shares owned by such Dissenting Stockholder. If any Person who otherwise would be deemed a Dissenting Stockholder shall have failed to properly perfect or shall have effectively withdrawn or lost the right to appraisal with respect to any shares, such shares will thereupon be treated as though such shares had been converted into the Merger Consideration. The Company will give Parent (a) prompt written notice of any written demands for appraisal, withdrawals or attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to stockholders’ rights of appraisal, and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Company will not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 2.04. Company Stock Plans.

(a) At the Effective Time, each outstanding option to purchase shares of Company Common Stock (a “Company Stock Option”) under the Company Stock Plans, whether vested or unvested, will be adjusted and converted into the right of the holder to receive from the Surviving Corporation an amount in cash equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time and (ii) the excess, if any, of the Equity Award Consideration over the exercise price per share of Company Common Stock set forth in the award certificate evidencing such Company Stock Option, less any required withholding Taxes (the “Option Cash Payment”), and as of the Effective Time each Company Stock Option will be cancelled and each holder of a Company Stock Option will cease to have any rights with respect thereto, except the right to receive the

Option Cash Payment. The “Equity Award Consideration” means the sum of (i) the Cash Consideration and (ii) an amount equal to the product of (A) the Stock Consideration and (B) the Parent Share Cash Value. The Option Cash Payment will be made promptly (and in any event within 10 Business Days) following the Effective Time.

(b) At the Effective Time, each outstanding right to receive shares of Company Common Stock or cash pursuant to the exercise of any stock appreciation right (a “Company SAR”) under the Company Stock Plans, whether vested or unvested, will be adjusted and converted into the right of the holder to receive from the Surviving Corporation an amount in cash equal to the product of (i) the total number of shares of Company Common Stock subject to such Company SAR immediately prior to the Effective Time and (ii) the excess, if any, of the Equity Award Consideration over the exercise price per share of Company Common Stock set forth in the award certificate evidencing such Company SAR, less any required withholding Taxes (the “SAR Cash Payment”), and as of the Effective Time each Company SAR will be cancelled and each holder of a Company SAR will cease to have any rights with respect thereto, except the right to receive the SAR Cash Payment. The SAR Cash Payment will be made promptly (and in any event within 10 Business Days) following the Effective Time.

(c) Immediately prior to the Effective Time, each outstanding time-based restricted stock unit and performance-based restricted stock unit (each, a “Company RSU”) under the Company Stock Plans will be converted at the percentage rate, if applicable, specified in the award certificate evidencing such Company RSU into unrestricted shares of Company Common Stock, subject to any required withholding Taxes, and such unrestricted shares of Company Common Stock will be treated as described in Section 2.01(b) of this Agreement.

(d) Immediately prior to the Effective Time, each unvested share of restricted Company Common Stock issued under the Company Stock Plans (“Company Restricted Stock”) will become vested and no longer subject to restrictions, subject to any required withholding Taxes, and such vested and unrestricted shares of Company Common Stock will be treated as described in Section 2.01(b) of this Agreement.

(e) At the Effective Time, each right of any kind, contingent or accrued, to acquire or receive shares of Company Common Stock or benefits measured by the value of shares of Company Common Stock, and each award of any kind consisting of shares of Company Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under the Company Stock Plans, other than the Company Stock Options, the Company SARs, the Company RSUs and the Company Restricted Stock (the “Company Awards”), if any, will be adjusted and converted into the right of the holder to receive from the Surviving Corporation an amount in cash equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Award immediately prior to the Effective Time and (ii) the Equity Award Consideration, less any required withholding Taxes (the “Company Award Payment”), and as of the Effective Time each holder of a Company Award will cease to have any rights with respect thereto, except the right to receive the Company Award Payment; provided that to the extent application of this paragraph would result in accelerated or additional

Taxes to be imposed on the holder of any Company Award or the Company or other adverse tax treatment, then the Company and Parent will cooperate in good faith and use commercially reasonable efforts to restructure the Company Award Payment with respect to such Company Award in a manner that would avoid accelerated or additional Taxes or other adverse tax treatment. The Company Award Payment will be made promptly (and in any event within 10 Business Days) following the Effective Time.

(f) Prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) will adopt such resolutions or take such other actions as may be required to effect the treatment of equity-based awards described in clauses (a) through (e) of this Section 2.04. At the direction of Parent, payment of any cash amounts to be paid pursuant to this Section 2.04 may be made through the Company’s (or the Surviving Corporation’s) payroll.

Section 2.05. Company Employee Stock Purchase Plan. With respect to the Company’s Employee Stock Purchase Plan (the “ESPP”), (a) no new offering period will commence after the date of this Agreement and, to the extent not already provided for under the terms of the ESPP as of the date of this Agreement, no employees will be permitted to begin participating in the ESPP, and no participants will be permitted to increase elective deferrals in respect of the current offering period under the ESPP, in each case after the date of this Agreement, (b) any offering period under the ESPP that is in effect immediately prior to the date of this Agreement will terminate at the closing of the offering period between the date of this Agreement and the Effective Time, and amounts credited to the accounts of participants will be used to purchase shares of Company Common Stock in accordance with the terms of the ESPP and (c) such shares of Company Common Stock will be treated as other outstanding shares of Company Common Stock in accordance with Section 2.01(b) of this Agreement. For the avoidance of doubt, each fractional share of Company Common Stock held by any participant under the ESPP (if any) will be cancelled and extinguished at the Effective Time, and be converted into the right to receive a commensurate fractional portion of the Merger Consideration in cash (such amount to be determined in the same manner that the Equity Award Consideration is calculated), without interest, payable to the holder of each such fractional share of Company Common Stock.

Section 2.06. Adjustments to Prevent Dilution. In the event that, between the date of this Agreement and the Effective Time, the Company changes the number of shares of Company Common Stock or securities convertible or exchangeable into or exercisable for any such shares of Company Common Stock, or Parent changes the number of shares of Parent Common Stock, in each case issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, subdivision, or other similar transaction, the Merger Consideration will be equitably adjusted to eliminate the effects of such event on the Merger Consideration; provided, however, that nothing in this Section 2.06 will be construed as permitting the Company to take any action or enter into any transaction otherwise prohibited by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (a) as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent at the time of entering into this Agreement (the “Parent Disclosure Letter”), (b) as set forth in any other section or subsection of the Parent Disclosure Letter to the extent it is reasonably apparent from the wording of such disclosure that such disclosure applies to such representation or warranty or (c) as set forth in the Parent SEC Documents filed since January 1, 2014 but prior to the date of this Agreement (excluding all disclosures in any “Risk Factors” section and any disclosures included in any such Parent SEC Documents that are cautionary, predictive or forward looking in nature), Parent and Merger Sub hereby represent and warrant to the Company that:

Section 3.01. Organization, Standing and Power. Parent is duly incorporated and validly existing under the laws of the State of North Carolina. Each of Parent’s Subsidiaries (the “Parent Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and each Parent Subsidiary has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations, variances, exemptions, orders, registrations, certificates, vacancies, clearances and approvals (collectively, “Permits”) necessary to enable it to own, operate, lease or otherwise hold its properties, rights and assets and to conduct its businesses as presently conducted (the “Parent Permits”), except where the failure to have such power or authority or to possess Parent Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and the Parent Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties, rights and assets make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent has delivered or made available to the Company, prior to execution of this Agreement, true and complete copies of (a) the amended and restated articles of incorporation of Parent, as amended, in effect as of the date of this Agreement (the “Parent Articles”) and the amended and restated bylaws of Parent in effect as of the date of this Agreement (the “Parent Bylaws”) and (b) the organizational documents of Merger Sub.

Section 3.02. Merger Sub; Parent Subsidiaries.

(a) Parent is the sole shareholder of Merger Sub. Since its date of incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(b) All the outstanding shares of capital stock or voting securities of, or other equity interests in, each of the Parent Subsidiaries have been validly issued and fully paid, are nonassessable and are owned by Parent, by another Parent Subsidiary or by Parent and another Parent Subsidiary, free and clear of all material pledges, liens, claims, charges, mortgages, deeds of trust, rights of first offer or first refusal, options, encumbrances and security interests of any kind or nature whatsoever (collectively, with covenants, conditions, restrictions, easements, encroachments, title retention agreements or other third party rights or title defect of any kind or nature whatsoever, “Liens”), and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws. Section 3.02(b) of the Parent Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the Parent Subsidiaries.

(c) Except for the capital stock and voting securities of, and other equity interests in, the Parent Subsidiaries, neither Parent nor any Parent Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity other than ordinary course investments in publicly traded securities constituting one percent or less of a class of outstanding securities of any entity.

Section 3.03. Capital Structure.

(a) The authorized capital stock of Parent consists of 1,600,000,000 shares of Parent Common Stock and 100,000,000 shares of preferred stock, par value $0.01 per share (the “Parent Preferred Stock” and, together with the Parent Common Stock, the “Parent Capital Stock”). At the close of business on July 7, 2014, (i) 531,283,513 shares of Parent Common Stock were issued and outstanding, (ii) 1,000,000 shares of Series B Parent Preferred Stock were issued and outstanding, (iii) 4,703,316 shares of Parent Common Stock were reserved and available for issuance pursuant to the Parent Stock Plans in respect of outstanding awards, including (A) 2,905,816 shares of Parent Common Stock subject to outstanding Parent Performance Shares (at the target number set forth in the performance share agreement evidencing such Parent Performance Shares) and (B) 344,593 shares of Parent Common Stock issuable upon settlement of deferred stock units of Parent (the “Parent DSUs”), and (iv) 34,116,111 shares of Parent Common Stock were reserved and available for issuance for awards not yet granted under Parent Stock Plans. Except as set forth in this Section 3.03(a) (and other than (i) shares of Parent Common Stock to be issued pursuant to the Subscription Agreement and (ii) shares of Parent Capital Stock that may be issued pursuant to the Rights Agreement), at the close of business on July 7, 2014, no shares of capital stock or voting securities of, or other equity interests in, Parent were issued, reserved for issuance or outstanding. From the close of business on July 7, 2014 to the date of this Agreement, there have been no issuances by Parent of shares of capital stock or voting securities of, or other equity interests in, Parent other than the issuance of Parent Common Stock (i) in settlement of Parent Performance Shares or Parent DSUs or (ii) in lieu of Parent DSUs at the election of directors of Parent.

(b) All outstanding shares of Parent Capital Stock are, and, at the time of issuance, all such shares that may be issued in settlement of Parent Performance Shares or Parent DSUs will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the North Carolina Business Corporations Act (the “NCBCA”), the Parent Articles, the Parent Bylaws or any Contract to which Parent is a party or otherwise bound (other than rights granted pursuant to the Rights Agreement). The shares of Parent Common Stock constituting the Stock Consideration will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the NCBCA, the Parent Articles, the Parent Bylaws or any Contract to which Parent is a party or otherwise bound (other than rights granted pursuant to the Rights Agreement). Except as set forth in this Agreement and pursuant to the terms of the Subscription Agreement (and other than obligations under the Rights Agreement and rights issued in accordance with the Rights Agreement), there are no issued, reserved for issuance or outstanding, and there are no outstanding obligations of Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (i) any capital stock of Parent or any Parent Subsidiary or any securities of Parent or any Parent Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, (ii) any warrants, calls, options or other rights to acquire from Parent or any Parent Subsidiary, or any other obligation of Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, or (iii) any rights issued by or other obligations of Parent or any Parent Subsidiary that are linked in any way to the price of any class of Parent Capital Stock or any shares of capital stock of any Parent Subsidiary, the value of Parent, any Parent Subsidiary or any part of Parent or any Parent Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Parent or any Parent Subsidiary. Other than (A) the withholding of shares of Parent Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Parent Stock Plans, (B) the acquisition by Parent of awards granted pursuant to the Parent Stock Plans in connection with the forfeiture of such awards and (C) obligations under the Rights Agreement and Governance Agreement, there are not any outstanding obligations of Parent or any of the Parent Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of Parent or any Parent Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (i), (ii) or (iii) of the immediately preceding sentence. There are no bonds, debentures, notes or other Indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Parent may vote (collectively, “Parent Voting Debt”). Except for the Subscription Agreement, neither Parent nor any of the Parent Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, Parent. Except for the Governance Agreement, neither Parent nor any of the Parent Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of Parent or any of the Parent Subsidiaries.

(c) As of the date of this Agreement, neither Parent nor any Parent Subsidiary owns any shares of Company Common Stock.

Section 3.04. Authority; Execution and Delivery; Enforceability.

(a) Parent has all requisite corporate power and authority to execute and deliver this Agreement and each of the other Transaction Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Merger and the other Transactions, subject, with respect to the Share Issuance, to the receipt of the Parent Shareholder Approval. Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other Transactions, subject to the approval of this Agreement by Parent as the sole shareholder of Merger Sub. The Parent Board has unanimously adopted resolutions (i) determining that the terms of the Transactions, including the Share Issuance, are advisable and in the best interests of Parent and its shareholders, (ii) approving this Agreement, the Merger and the other Transactions and (iii) recommending that Parent’s shareholders approve the Share Issuance (the “Parent Recommendation”) and directing that the Share Issuance be submitted to Parent’s shareholders for approval at a duly held meeting of such shareholders for such purpose (the “Parent Shareholders Meeting”). As of the date of this Agreement, such resolutions have not been amended or withdrawn. The board of directors of Merger Sub has adopted resolutions (i) determining that the terms of the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of Merger Sub and Parent, as its sole shareholder, (ii) approving this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) recommending that Parent, as sole shareholder of Merger Sub, adopt this Agreement and directing that this Agreement be submitted to Parent, as sole shareholder of Merger Sub, for adoption. As of the date of this Agreement, such resolutions have not been amended or withdrawn. Except for the affirmative vote in favor of approval of the Share Issuance of the holders of shares of Parent Common Stock representing a majority of the votes represented in person or by proxy at the Parent Shareholders Meeting, as required by Section 312.03(c) of the NYSE Listed Company Manual (the “Parent Shareholder Approval”), and (ii) the adoption of this Agreement by Parent as the sole shareholder of Merger Sub (which will occur immediately following the execution and delivery of this Agreement in accordance with Section 6.01(g)), no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Transactions. Each of Parent and Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies to Parent or Merger Sub with respect to the Transaction Agreements or the Transactions. None of the execution or delivery of the Transaction Agreements or the consummation of the Transactions will result in (i) the Company, BAT, Imperial or any “Affiliate” or “Associate” (each term as defined in the Rights Agreement) of any of the foregoing becoming an Acquiring Person (as defined in the Rights Agreement), (ii) a Distribution Date or Share Acquisition Date (each as defined in the Rights Agreement) occurring, (iii) the Rights (as defined in the Rights Agreement) separating from the underlying shares of Parent Common Stock or (iv) the holders of the Rights receiving the right to acquire securities of any Party. A true, correct and complete copy of the Rights Agreement has been previously provided to the Company.

Section 3.05. No Conflicts; Consents.

(a) The execution and delivery by each of Parent and Merger Sub of this Agreement does not, and the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation of the Merger will not, (i) conflict with, or result in any violation of any provision of, the Parent Articles, the Parent Bylaws or the comparable charter or organizational documents of any Parent Subsidiary, (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of modification, termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties, rights or assets of Parent or any Parent Subsidiary under, any provision of any contract, lease, license, indenture, mortgage, note, bond, agreement, concession, franchise or other instrument (each, excluding any Parent Benefit Plan or Company Benefit Plan, a “Contract”) to which Parent or any Parent Subsidiary is a party or by which any of their respective properties, rights or assets is bound or any Parent Permit or (iii) conflict with, or result in any violation of any provision of, subject to the filings and other matters referred to in Section 3.05(b), any judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation of any Governmental Entity (“Law”), in each case, applicable to Parent or any Parent Subsidiary or their respective properties, rights or assets (assuming that the Parent Shareholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect (it being agreed that for purposes of this Section 3.05(a), effects resulting from or arising in connection with the execution and delivery of this Agreement, as set forth in clause (a)(iv) of the definition of the term “Parent Material Adverse Effect”, will not be excluded in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

(b) No consent, approval, clearance, waiver, Permit or order (collectively, a “Consent”) of or from, or registration, declaration, notice or filing made to or with any federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether domestic, foreign or supranational (a “Governmental Entity”), is required to be obtained or made by or with respect to Parent or any Parent Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger, other than (i) (A) the filing with the Securities and Exchange Commission (the “SEC”) of the Joint Proxy Statement in definitive form, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act of 1933, as amended (the “Securities Act”), of the registration statement on Form S-4 in connection with the Share Issuance in which the Joint Proxy Statement will be included as a prospectus (such registration statement as it may be amended or supplemented and including any such amendments or supplements, the “Form S-4”), and (C) the filing with the SEC of such reports and other filings under, and such other compliance with, the Securities

Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), (iii) the filing of appropriate documents with the relevant authorities of the jurisdictions in which Parent and the Company are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the Share Issuance, (v) such filings with and approvals of the NYSE as are required to permit the consummation of the Merger and the listing of the shares of Parent Common Stock to be issued pursuant to the Share Issuance and (vi) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect (it being agreed that for purposes of this Section 3.05(b), effects resulting from or arising in connection with the execution and delivery of this Agreement, as set forth in clause (a)(iv) of the definition of the term “Parent Material Adverse Effect”, will not be excluded in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

Section 3.06. SEC Documents; Undisclosed Liabilities.

(a) Parent has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Parent with the SEC since January 1, 2013 (such documents, together with any documents filed with the SEC during such period by Parent on a voluntary basis on a Current Report on Form 8-K, but excluding the Joint Proxy Statement and the Form S-4, being collectively referred to as the “Parent SEC Documents”).

(b) Each Parent SEC Document (i) at the time filed, complied in all material respects with the requirements of the Sarbanes-Oxley Act of 2002 (“SOX”) and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of Parent included in the Parent SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated

Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Except (i) as reflected or reserved against in Parent’s consolidated unaudited balance sheet as of March 31, 2014 (or the notes thereto) as included in the Parent SEC Documents, (ii) for liabilities and obligations incurred since March 31, 2014 in the ordinary course of business consistent with past practice and (iii) for liabilities and obligations incurred as permitted by this Agreement, neither Parent nor any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) in each case as required by GAAP to be reflected or reserved against in Parent’s consolidated balance sheet (or the notes thereto) that, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect.

(d) Each of the chief executive officer of Parent and the chief financial officer of Parent (or each former chief executive officer of Parent and each former chief financial officer of Parent, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Parent SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “chief executive officer” and “chief financial officer” will have the meanings given to such terms in SOX. None of Parent or any of the Parent Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e) Parent maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s properties or assets that could have a material effect on Parent’s financial statements.

(f) Parent is, and since January 1, 2013 has been, in compliance in all material respects with the applicable listing and corporate governance rules and requirements of the NYSE.

(g) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Parent are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Parent to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Parent to make the certifications required under the Exchange Act with respect to such reports.

(h) Neither Parent nor any of the Parent Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of the Parent Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of the Parent Subsidiaries in Parent’s or such Parent Subsidiary’s published financial statements or other Parent SEC Documents.

(i) Since January 1, 2014, none of Parent, Parent’s independent accountants, the Parent Board or the audit committee of the Parent Board has received any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of Parent, (ii) “material weakness” in the internal controls over financial reporting of Parent or (iii) fraud, whether or not material, that involves management or other employees of Parent who have a significant role in the internal controls over financial reporting of Parent. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” will have the meanings assigned to them in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(j) No Parent Subsidiary is, nor has at any time since January 1, 2013 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

Section 3.07. Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Joint Proxy Statement will, at the date the Joint Proxy Statement or any amendment or supplement thereto is first mailed to each of Parent’s shareholders and the Company’s stockholders or at the time of each of the Parent Shareholders Meeting and the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

Section 3.08. Absence of Certain Changes or Events. From January 1, 2014 to the date of this Agreement, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect. From January 1, 2014 to the date of this Agreement, except for actions taken in connection with the execution and delivery of the Transaction Agreements and the Transactions, Parent and the Parent Subsidiaries have conducted the business of Parent and the Parent Subsidiaries in the ordinary course in all material respects.

Section 3.09. Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a) Each of Parent and each Parent Subsidiary (i) has duly and timely filed, or caused to be filed, taking into account any applicable extensions, all Tax Returns required to have been filed by it and such Tax Returns are true, correct and complete and (ii) has duly and timely paid all Taxes required to have been paid by it (including any Taxes required to be withheld from amounts owing to any employee, creditor, stockholder or other third party), except in each case of clauses (i) and (ii), with respect to matters contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the Parent SEC Documents.

(b) No claim has been made in writing in the past three years by a Governmental Entity in a jurisdiction where Parent or any Parent Subsidiary does not file Tax Returns that Parent or any Parent Subsidiary is or would be subject to material Taxes in such jurisdiction.

(c) Neither Parent nor any Parent Subsidiary has received any written notice of any audit, judicial proceeding or other examination against Parent or any Parent Subsidiary with respect to Taxes. There are no pending requests for waivers of time to assess any Tax.

(d) There are no Liens upon any property or assets of Parent or any Parent Subsidiary for Taxes, except for Liens for Taxes (i) not yet due and payable or (ii) being contested in good faith and for which adequate reserves have been established in accordance with GAAP in the Parent SEC Documents.

Section 3.10. Litigation. There is no, and since January 1, 2014 there has been no, Action pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary or any of their respective properties, rights or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect. There is no, and since January 1, 2014 there has been no, Judgment outstanding against or, to the Knowledge of Parent, investigation by any Governmental Entity involving Parent or any Parent Subsidiary or any of their respective properties, rights or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect. The representations and warranties set forth in this Section 3.10 represent the sole and exclusive representations and warranties of Parent and the Parent Subsidiaries regarding Tobacco Litigation.

Section 3.11. Compliance with Applicable Laws. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, Parent and the Parent Subsidiaries are, and since January 1, 2013 have been, in compliance with all applicable Laws and Parent Permits. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, there is no, and since January 1, 2013, there has been no, action, demand or investigation by or before any Governmental Entity pending or, to the Knowledge of Parent, threatened alleging that Parent or a Parent Subsidiary is not in compliance with any applicable Law or Parent Permit or which challenges or questions the validity of any rights of the holder of any Parent Permit.

Section 3.12. Regulatory Matters.

(a) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, there are no suits, arbitrations, legal or administrative or regulatory proceedings, charges, complaints or investigations by the U.S. Food and Drug Administration (the “FDA”), the U.S. Department of Health and Human Services (the “HHS”), the U.S. Department of Justice, the U.S. Federal Trade Commission (the “FTC”), the U.S. Alcohol and Tobacco Tax and Trade Bureau (the “TTB”), the Department of Commerce (“DOC”), U.S. Customs and Border Protection (“CBP”) or any state, local or non-U.S. regulatory agency or any other Governmental Entity pending or, to the Knowledge of Parent, threatened against or relating to, directly or indirectly, Parent or the Parent Subsidiaries.

(b) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, neither Parent nor any of the Parent Subsidiaries nor any of their respective Affiliates or Representatives has made an untrue statement of material fact or fraudulent statement to the FDA, the HHS, the FTC, the TTB or other applicable regulatory agencies or any Governmental Entity or, to the Knowledge of Parent, failed to disclose a material fact required to be disclosed to such regulatory agency or any Governmental Entity or committed an act, made or failed to make a statement that could reasonably be expected to provide a basis for any of them to invoke the policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or equivalent regulations.

(c) There are no unresolved reports, warning letters or other notifications or documents received by Parent or any Parent Subsidiary from or issued by the FDA, the HHS, the FTC, the TTB, the DOC, CBP or other Governmental Entity or applicable regulatory agencies that (i) indicate or suggest lack of compliance with applicable regulatory requirements by Parent, any Parent Subsidiary or any Person providing services for the benefit of Parent, any Parent Subsidiary or any of their respective Affiliates or Representatives in connection with the business of Parent and the Parent Subsidiaries which, if there were such lack of compliance, would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, or (ii) commence or threaten to initiate any action to withdraw or terminate any Permit applicable to any activities or any studies being conducted by Parent or any Parent Subsidiary which, if any such Permits were withdrawn or terminated, would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(d) Neither Parent nor any Parent Subsidiary nor, to the Knowledge of Parent, any of their respective Affiliates, Representatives or other Persons providing services for their benefit has been debarred, or convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. Section 335a(a) or authorized by 21 U.S.C. Section 335a(b) or for which suspension is mandated by 21 U.S.C. Section 335a(g) or temporary denial of approval is authorized by 21 U.S.C. Section 335a(f) or any other applicable standards of any Governmental Entity.

Section 3.13. Environmental Matters. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect:

(a) Parent and the Parent Subsidiaries are and, since January 1, 2011, have been, in compliance with all applicable Environmental Laws, and neither Parent nor any Parent Subsidiary has received any (i) written communication from a Governmental Entity or other Person that alleges that Parent or any Parent Subsidiary is in violation of, or has liability under, any Environmental Law or any Permit issued pursuant to Environmental Law or (ii) written request for information pursuant to any Environmental Law that is outstanding or unresolved that would form the basis of any violation or liability under Environmental Law;

(b) Parent and the Parent Subsidiaries have obtained and are and, since January 1, 2011, have been, in compliance with all Permits required pursuant to any applicable Environmental Law for the operations (as currently conducted) of Parent, the Parent Subsidiaries and their respective properties and assets; and all such Permits are valid and in good standing and will not be subject to modification or revocation as a result of the transactions contemplated by this Agreement;

(c) there are no Environmental Claims pending or, to the Knowledge of Parent, threatened against or affecting, Parent or any of the Parent Subsidiaries;

(d) to the Knowledge of Parent, there has been no Release of, or exposure to, any Hazardous Material that would reasonably be expected to form the basis of any Environmental Claim against Parent or any of the Parent Subsidiaries or against any Person whose liabilities for such Environmental Claim Parent or any of the Parent Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law; and

(e) neither Parent nor any of the Parent Subsidiaries has retained or assumed, either contractually or, to the Knowledge of Parent, by operation of Law, any liabilities or obligations that would reasonably be expected to form the basis of any Environmental Claim against Parent or any of the Parent Subsidiaries.

Section 3.14. Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Lazard Frères & Co. (the “Parent Financial Advisor”), the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent.

Section 3.15. Opinion of Financial Advisor. The Parent Board has received an opinion from the Parent Financial Advisor to the effect that, as of the date of such opinion, and subject to the assumptions, limitations, qualifications and conditions set forth therein, as to the fairness, from a financial point of view, to Parent and to the Shareholders of Parent other than BAT, of the Merger Consideration to be paid by Parent in the Merger (after giving effect to the transactions contemplated by the Subscription Agreement and the Asset Purchase Agreement). Promptly after the execution of this Agreement, Parent will furnish the Company, solely for informational purposes, true and complete copies of the written opinion of the Parent Financial Advisor.

Section 3.16. Affiliate Transactions. Except for (a) employment-related Contracts filed or incorporated by reference as an exhibit to the Parent SEC Documents, (b) the Parent Benefits Plans or (c) Contracts with BAT or its Subsidiaries or Affiliates, there are no Contracts or arrangements between Parent or any of its Subsidiaries, on the one hand, and, on the other hand, any (x) present executive officer or director of Parent, (y) Person that, to the Knowledge of Parent, is the record or beneficial owner of more than 5% of the shares of Parent Common Stock as of the date of this Agreement or (z) to the Knowledge of Parent, any affiliate of any such executive officer, director or owner (other than Parent or any of the Parent Subsidiaries), in each case, which Contracts or arrangements are of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 3.17. Financing. Parent has provided to the Company true, correct and complete copies of the fully executed commitment letters, dated July 15, 2014, from JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and Citigroup Global Markets Inc. and all fee letters associated therewith (provided that the provisions in any such, fee letter related solely to fees and the economic terms of the “market flex” sections thereof agreed to by the parties may be redacted (none of which redacted provisions will adversely affect the availability of, or impose conditions on, the availability of the Financing at the Closing)) (such commitment letters and related term sheets, together with all exhibits, annexes, schedules and attachments thereto and each such fee letter, in each case as amended or otherwise modified only to the extent permitted by this Agreement, collectively, the “Commitment Letters”), pursuant to which, and subject to the terms and conditions therein, the Financing Sources have agreed to lend the aggregate principal amounts set forth therein to Parent for the purpose of funding the Merger and the other transactions contemplated hereby (the “Financing”). As of the date of this Agreement, (a) the Commitment Letters have not been amended, restated or otherwise modified, (b) no such amendment, restatement or other modification is contemplated, and (c) the respective commitments contained in the Commitment Letters have not been withdrawn, terminated or rescinded in any respect. There are no side letters or other contracts or arrangements related to the funding of the full amount of the Financing other than as expressly set forth in the Commitment Letters furnished to the Company pursuant to this Section 3.17. As of the date of this Agreement, Parent has not received any written notice of default or event that with notice or lapse of time, or both, would constitute a default or breach on the part of Parent or, to the Knowledge of Parent, any other Person, in each case under the Commitment Letters; provided, however, that Parent is not making any representation or warranty regarding the effect of (i) any inaccuracy in the representations and warranties of the Company contained in ARTICLE IV or (ii) the failure of the Company to comply with any covenant herein. As of the date of this Agreement, the Commitment Letters are in full force and effect and constitute the legal, valid and binding obligation of Parent and, to the Knowledge of Parent, the other parties thereto, except in each case as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity. There are no conditions precedent or contingencies (including pursuant to any “market flex” provisions in the related fee letters or otherwise) related to the funding of the full amount of the Financing, other than expressly set forth in the Commitment Letters. The aggregate proceeds contemplated to be provided under the Commitment Letters, together with Parent’s existing resources and the consideration to be received by Parent pursuant to the other Transaction Agreements, in the aggregate, will be sufficient to (A) fund the Cash Consideration and any other amounts required to be paid pursuant to ARTICLE I and ARTICLE II, (B) pay any and all fees and expenses required to be paid by Parent in connection with the Merger and the Financing and (C) repay any Indebtedness outstanding under the Company’s and its Subsidiaries’ existing credit facilities, in each case on the Closing Date (such amount, the “Required Amount”). Parent has fully paid all commitment fees or other fees required to be paid prior to the date of this Agreement pursuant to the Commitment Letters.

Section 3.18. Intellectual Property.

(a) Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, the conduct of the business of the Parent and the Parent Subsidiaries as currently conducted and as previously conducted in the last six years does not infringe, violate, or constitute misappropriation of, any Intellectual Property of any third Person.

(b) To the Knowledge of Parent, no third Person is infringing, violating, or misappropriating any Parent Owned Intellectual Property, other than any infringement, violation or misappropriation that has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 3.19. No Other Representations or Warranties. Except for the representations and warranties contained in ARTICLE IV, Parent acknowledges that none of the Company, the Company Subsidiaries or any other Person on behalf of the Company makes any other express or implied representation or warranty whatsoever, and specifically (but without limiting the generality of the foregoing) that none of the Company, the Company Subsidiaries or any other Person on behalf of the Company makes any representation or warranty with respect to: (a) any projections, estimates or budgets delivered or made available to Parent or any of its Affiliates or Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and the Company Subsidiaries or (b) the future business and operations of the Company and the Company Subsidiaries, including in the case of (a) and (b) with respect to any information, documents, projections, forecasts or other material made available to Parent or its Affiliates and Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, and Parent has not relied on any such information or any representation or warranty not set forth in ARTICLE IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company at the time of entering into this Agreement (the “Company Disclosure Letter”), (b) as set forth in any other section or subsection of the Company Disclosure Letter to the extent it is reasonably apparent from the wording of such disclosure that such disclosure applies to such representation or warranty or (c) as set forth in the Company SEC Documents filed since January 1, 2014 but prior to the date of this Agreement (excluding all disclosures in any “Risk Factors” section and any disclosures included in any such Company SEC Documents that are cautionary, predictive or forward looking in nature), the Company hereby represents and warrants to Parent and Merger Sub that:

Section 4.01. Organization, Standing and Power. Each of the Company and each of the Company’s Subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Company Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and each Company Subsidiary has all requisite power and authority and possesses all Permits necessary to enable it to own, operate, lease or otherwise hold its properties, rights and assets and to conduct its businesses as presently conducted (the “Company Permits”), except where the failure to have such power or authority or to possess the Company Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties, rights and assets make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Parent, prior to execution of this Agreement, true and complete copies of the amended and restated certificate of incorporation of the Company in effect as of the date of this Agreement (the “Company Charter”) and the amended and restated bylaws of the Company in effect as of the date of this Agreement (the “Company Bylaws”).

Section 4.02. Company Subsidiaries.

(a) All the outstanding shares of capital stock or voting securities of, or other equity interests in, each of the Company Subsidiaries have been validly issued and fully paid, are nonassessable and are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all material Liens, and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws. Section 4.02(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the Company Subsidiaries.

(b) Except for the capital stock and voting securities of, and other equity interests in, the Company Subsidiaries, neither the Company nor any Company Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity other than ordinary course investments in publicly traded securities constituting one percent or less of a class of outstanding securities of any entity.

Section 4.03. Capital Structure.

(a) The authorized capital stock of the Company consists of 600,000,000 shares of Company Common Stock, par value $0.01 per share, and 10,000,000 shares of cumulative preferred stock, par value $0.01 per share (the “Company Preferred Stock” and together with Company Common Stock, the “Company Capital Stock”). At the close of business on July 11, 2014, (i) 360,017,227 shares of Company Common Stock were issued and outstanding (including 962,023 shares of Company Restricted Stock), (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) 22,559,128 shares of Company Common Stock were held by the Company in its treasury and (iv) 1,985,515 shares of Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plans in respect of outstanding awards, including (A) 1,190,475 shares of Company Common Stock issuable upon the exercise of outstanding Company Stock Options (whether or not presently exercisable), (B) 574,879 shares of Company Common Stock issuable pursuant to outstanding Company SARs and (C) 220,161 shares of Company Common Stock subject to outstanding Company RSUs (at the target level of performance under the award certificate evidencing such Company RSUs). Except as set forth in this Section 4.03(a), at the close of business on July 11, 2014, no shares of capital stock or voting securities of, or other equity interests in, the Company were issued, reserved for issuance or outstanding. From the close of business on July 11, 2014 to the date of this Agreement, there have been no issuances by the Company of shares of capital stock or voting securities of, or other equity interests in, the Company, other than the issuance of Company Common Stock upon the exercise of Company Stock Options or Company SARs or as Company Restricted Stock under the Company Stock Plans.

(b) All outstanding shares of Company Capital Stock are, and, at the time of issuance, all such shares that may be issued upon the exercise or vesting of Company Stock Options or Company SARs or as Company RSUs or Company Restricted Stock under the Company Stock Plans will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company Bylaws or any Contract to which the Company is a party or otherwise bound. Except as set forth above in this Section 4.03, there are no issued, reserved for issuance or outstanding, and there are no outstanding obligations of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (i) any capital stock of the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (ii) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, or any other obligation of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary or (iii) any rights issued by or other obligations of the Company or any Company Subsidiary that are linked in any way to the price of any class of the Company Capital Stock or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary. Other than (A) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price thereof, (B) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans and (C) the acquisition by the Company of awards granted pursuant to the Company Stock Plans in connection with the forfeiture of such awards, there are not any outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of the Company or any Company Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (i), (ii) or (iii) of the immediately preceding sentence. There are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote (collectively, “Company Voting Debt”). Neither the Company nor any of the Company Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, the Company. Neither the Company nor any of the Company Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of the Company or any of the Company Subsidiaries.

(c) No Company Subsidiary owns any shares of Company Common Stock.

Section 4.04. Authority; Execution and Delivery; Enforceability.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and each of the other Transaction Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Merger and the other Transactions contemplated by such Transaction Agreements, subject, with respect to the Merger, to the receipt of the Company Stockholder Approval. The Company Board has adopted resolutions, by unanimous vote at a meeting duly called at which a quorum of directors of the Company was present, (i) approving the execution, delivery and performance of this Agreement and the other Transaction Agreements to which it is a party and the Transactions contemplated hereby and thereby, including the Merger, (ii) determining that entering into the Transaction Agreements to which it is a party is in the best interests of the Company and its stockholders, (iii) declaring this Agreement advisable and (iv) recommending that the Company’s stockholders adopt this Agreement (the “Company Recommendation”) and directing that this Agreement be submitted to the Company’s stockholders for adoption at a duly held meeting of such stockholders for such purpose (the “Company Stockholders Meeting”). As of the date of this Agreement, such resolutions have not been amended or withdrawn. Except for the adoption of this Agreement by the stockholders of the Company in accordance with the Company’s Charter and the DGCL (the “Company Stockholder Approval”), no other corporate proceedings on the part of the Company are necessary to authorize, adopt or approve, as applicable, this Agreement, the Merger or the other Transactions (except for the filing of the Certificate of Merger in accordance with the DGCL). The Company has duly executed and delivered this Agreement and each of the other Transaction Agreements to which it is a party and, assuming the due authorization, execution and delivery by Parent, Merger Sub and any other party thereto, this Agreement and each of the other Transaction Agreements to which it is a party constitute its legal, valid and binding obligations, enforceable against it in accordance with their respective terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies to the Company with respect to this Agreement or the Merger.

Section 4.05. No Conflicts; Consents.

(a) The execution and delivery by the Company of this Agreement does not, and the performance by it of its obligations hereunder and the consummation of the Merger will not, (i) conflict with, or result in any violation of any provision of, the Company Charter, the Company Bylaws or the comparable charter or organizational documents of any Company Subsidiary (assuming that the Company Stockholder Approval is obtained), (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of modification, termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties, rights or assets of the Company or any Company Subsidiary under, any provision of any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties, rights or assets is bound or any Company Permit or (iii) conflict with, or result in any violation of any provision of, subject to the filings and other matters referred to in Section 4.05(b), any Judgment or Law, in each case, applicable to the Company or any Company Subsidiary or their respective properties, rights or assets (assuming that the Company Stockholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (it being agreed that for purposes of this Section 4.05(a), effects resulting from or arising in connection with the execution and delivery of this Agreement, as set forth in clause (a)(iv) of the definition of the term “Company Material Adverse Effect”, will not be excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

(b) No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger, other than (i) (A) the filing with the SEC of the Joint Proxy Statement in definitive form, the filing with the SEC, and the declaration of effectiveness under the Securities Act, of the Form S-4 and (B) the filing with the SEC of such reports and other filings under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement or the Merger, (ii) compliance with and filings under the HSR Act, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the filing of appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the Share Issuance, (v) such filings with and approvals of the NYSE as are required to permit the consummation of the Merger and the listing of the shares of Parent Common Stock to be issued pursuant to the Share Issuance and (vi) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (it being agreed that for purposes of this Section 4.05(b), effects resulting from or arising in connection with the execution and delivery of this Agreement, as set forth in clause (a)(iv) of the definition of the term “Company Material Adverse Effect”, will not be excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

Section 4.06. SEC Documents; Undisclosed Liabilities.

(a) The Company has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by the Company with the SEC since January 1, 2013 (such documents, together with any documents filed with the SEC during such period by the Company on a voluntary basis on a Current Report on Form 8-K, but excluding the Joint Proxy Statement and the Form S-4, being collectively referred to as the “Company SEC Documents”).

(b) Each Company SEC Document (i) at the time filed, complied in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Except (i) as reflected or reserved against in the Company’s consolidated unaudited balance sheet as of March 31, 2014 (or the notes thereto) as included in the Company SEC Documents, (ii) for liabilities and obligations incurred since March 31, 2014 in the ordinary course of business consistent with past practice and (iii) for liabilities and obligations incurred as permitted by this Agreement, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) in each case as required by GAAP to be reflected or reserved against in the Company’s consolidated balance sheet (or the notes thereto) that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

(d) Each of the chief executive officer of the Company and the chief financial officer of the Company (or each former chief executive officer of the Company and each former chief financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate. None of the Company or any of the Company Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets that could have a material effect on the Company’s financial statements.

(f) The Company is, and since January 1, 2013 has been, in compliance in all material respects with the applicable listing and corporate governance rules and requirements of the NYSE.

(g) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by the Company are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of the Company to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(h) Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company’s or such Company Subsidiary’s published financial statements or other Company SEC Documents.

(i) Since January 1, 2014, none of the Company, the Company’s independent accountants, the Company Board or the audit committee of the Company Board has received any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of the Company, (ii) “material weakness” in the internal controls over financial reporting of the Company or (iii) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company.

(j) No Company Subsidiary is, nor has at any time since January 1, 2013 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

Section 4.07. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Joint Proxy Statement will, at the date the Joint Proxy Statement or any amendment or supplement thereto is first mailed to each of Parent’s shareholders and the Company’s stockholders or at the time of each of the Parent Shareholders Meeting and the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

Section 4.08. Absence of Certain Changes or Events. From January 1, 2014 to the date of this Agreement, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. From January 1, 2014 to the date of this Agreement, except for actions taken in connection with the execution and delivery of the Transaction Agreements to which it is a party and the Transactions, the Company and the Company Subsidiaries have conducted the business of the Company and the Company Subsidiaries in the ordinary course in all material respects.

Section 4.09. Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) Each of the Company and each Company Subsidiary (i) has duly and timely filed, or caused to be filed, taking into account any extensions, all Tax Returns required to have been filed by it and such Tax Returns are true, correct and complete, and (ii) has duly and timely paid all Taxes required to have been paid by it (including any Taxes required to be withheld from amounts owing to any employee, creditor, stockholder or other third party) except, in each case of clauses (i) and (ii), with respect to matters contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the Company SEC Documents.

(b) No claim has been made in writing in the past three years by a Governmental Entity in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is or would be subject to material Taxes in such jurisdiction.

(c) Neither the Company nor any Company Subsidiary has received any written notice of any audit, judicial proceeding or other examination against the Company or any Company Subsidiary with respect to Taxes. There are no pending requests for waivers of time to assess any Tax.

(d) There are no Liens upon any property or assets of the Company or any Company Subsidiary for Taxes, except for Liens for Taxes (i) not yet due and payable or (ii) being contested in good faith and for which adequate reserves have been established in accordance with GAAP in the Company SEC Documents.

Section 4.10. Benefits Matters; ERISA Compliance.

(a) Section 4.10(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list identifying any material Company Benefit Plan. The Company has delivered or made available to Parent true and complete copies of (i) all material Company Benefit Plans or, in the case of any unwritten material Company Benefit Plan, a description thereof, (ii) the most recent annual report on Form 5500 (other than Schedule SSA thereto) filed with the Internal Revenue Service (the “IRS”) with respect to each material Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each material Company Benefit Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract relating to any material Company Benefit Plan and (v) the most recent financial statements and actuarial reports for each material Company Benefit Plan (if any). For purposes of this Agreement, “Company Benefit Plans” means, collectively (A) all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), other than any plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, retention, change in control, disability, vacation, death benefit, hospitalization, medical or other plans, arrangements or understandings providing, or designed to provide, material benefits to any current or former directors, officers, employees or consultants of the Company or any member of the Company’s Controlled Group and (B) all employment, consulting, indemnification, severance, retention, change of control or termination agreements or arrangements between the Company or any Company Subsidiary and any current or former directors, officers, employees or consultants of the Company or any Company Subsidiary.

(b) All Company Benefit Plans which are intended to be qualified under Section 401(a) of the Code have been the subject of, have timely applied for or have not been eligible to apply for determination letters from the IRS to the effect that such Company Benefit Plans and the trusts created thereunder are so qualified, and no such determination letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened, nor has any such Company Benefit Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification.

(c) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) no Company Benefit Plan which is subject to Title IV of ERISA, Section 302 of ERISA, Section 412 of the Code or Section 4971 of the Code (a “Company Pension Plan”) has failed to meet any “minimum funding standards”, as applicable (as such terms are defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, (ii) none of the Company, any Company Subsidiary, any officer of the Company or any Company Subsidiary or any Company Benefit Plans which are subject to ERISA, including the Company Pension Plans, any trust created thereunder or, to the Knowledge of the Company, any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any Company Subsidiary or any officer of the Company or any Company Subsidiary to the Tax or penalty on prohibited transactions imposed by the Code, ERISA or other applicable Law, (iii) no Company Pension Plans or related trusts have been terminated, nor is there any intention or expectation to terminate any Company Pension Plans or related trusts, (iv) no Company Pension Plans or related trusts are the subject of any proceeding by any Person, including any Governmental Entity, that would be reasonably expected to result in a termination of any Company Pension Plan or related trust, and (v) there has not been any “reportable event” (as that term is defined in Section 4043 of ERISA) with respect to any Company Pension Plan during the last six years as to which the 30-day advance-notice requirement has not been waived.

(d) Neither the Company nor any member of the Company’s Controlled Group has, or within the past six years had, contributed to, been required to contribute to, or has any liability (including “withdrawal liability” within the meaning of Title IV of ERISA) with respect to, any Multiemployer Plan.

(e) With respect to each Company Benefit Plan that is an employee welfare benefit plan (including any “health reimbursement account”) other than Company Benefit Plans that are required by any applicable Company CBA, such

Company Benefit Plan (including any Company Benefit Plan covering retirees or other former employees) may be amended to reduce benefits or limit the liability of the Company or the Company Subsidiaries or terminated, in each case, without material liability to Parent and the Parent Subsidiaries on or at any time after the Effective Time.

(f) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Benefit Plan and its related trust, insurance contract or other funding vehicle has been administered in accordance with its terms and is in compliance with ERISA, the Code and all other Laws applicable to such Company Benefit Plan and (ii) the Company and all members of the Company’s Controlled Group are in compliance with ERISA, the Code and all other Laws applicable to the Company Benefit Plans.

(g) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened claims by or on behalf of any participant in any of the Company Benefit Plans, or otherwise involving any such Company Benefit Plan or the assets of any Company Benefit Plan, other than routine claims for benefits.

(h) Except as provided by this Agreement or pursuant to applicable Law, none of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval or the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any current or former director, officer, employee or consultant of the Company or any of the Company Subsidiaries to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any Company Benefit Plan or (iii) result in any breach or violation of, default under or limit the Company’s right to amend, modify or terminate any Company Benefit Plan.

(i) In connection with the consummation of the Transactions there will be no disallowance of a deduction under Section 162(m) or 280G of the Code for any amount paid or payable by the Company or any Company Subsidiary as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise.

(j) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) that is subject to Section 409A of the Code (i) was, for the period from January 1, 2005 through December 31, 2008, maintained and operated in good faith compliance in all material respects with Section 409A of the Code and Notice 2005-1 and (ii) since January 1, 2009, has been in documentary and operational compliance in all material respects with Section 409A of the Code.

(k) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, all contributions required to be made to any Company Benefit Plan by applicable Law, regulation, any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date of this Agreement have been timely made or paid in full or, to the extent not required to be made or paid on or before the date of this Agreement, have been fully reflected on the financial statements set forth in the Company SEC Documents.

(l) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) there does not now exist, nor do any circumstances exist that are reasonably likely to result in, any Controlled Group Liability that would be a liability of the Company or any member of the Company’s Controlled Group following the Closing, other than any such Controlled Group Liability relating to any Company Benefit Plan and (ii) without limiting the generality of the foregoing, neither the Company nor any Company Subsidiary, nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4212 of ERISA.

Section 4.11. Litigation. There is no, and since January 1, 2014 there has been no, Action pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or any of their respective properties, rights or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. There is no, and since January 1, 2014 there has been no, Judgment outstanding against or, to the Knowledge of the Company, investigation by any Governmental Entity involving the Company or any Company Subsidiary or any of their respective properties, rights or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. The representations and warranties set forth in this Section 4.11 represent the sole and exclusive representations and warranties of the Company and the Company Subsidiaries regarding Tobacco Litigation.

Section 4.12. Compliance with Applicable Laws. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries are, and since January 1, 2013 have been, in compliance with all applicable Laws and the Company Permits. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, there is no, and since January 1, 2013, there has been no, action, demand or investigation by or before any Governmental Entity pending or, to the Knowledge of the Company, threatened alleging that the Company or a Company Subsidiary is not in compliance with any applicable Law or Company Permit or which challenges or questions the validity of any rights of the holder of any Company Permit.

Section 4.13. Regulatory Matters.

(a) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, there are no suits, arbitrations, legal or administrative or regulatory proceedings, charges, complaints or investigations by the FDA, the HHS, the U.S. Department of Justice, the FTC, the TTB, the DOC, the CBP or any state, local or non-U.S. regulatory agency or any other Governmental Entity pending or, to the Knowledge of the Company, threatened against or relating to, directly or indirectly, the Company or the Company Subsidiaries.

(b) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries nor any of their respective Affiliates or Representatives has made an untrue statement of material fact or fraudulent statement to the FDA, the HHS, the FTC, the TTB or other applicable regulatory agencies or any Governmental Entity or, to the Knowledge of the Company, failed to disclose a material fact required to be disclosed to such regulatory agency or any Governmental Entity or committed an act, made or failed to make a statement that could reasonably be expected to provide a basis for any of them to invoke the policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or equivalent regulations.

(c) There are no unresolved reports, warning letters or other notifications or documents received by the Company or any Company Subsidiary from or issued by the FDA, the HHS, the FTC, the TTB, the DOC, CBP or other Governmental Entity or applicable regulatory agencies that (i) indicate or suggest lack of compliance with applicable regulatory requirements by the Company, any Company Subsidiary or any Person providing services for the benefit of the Company, any Company Subsidiary or any of their respective Affiliates or Representatives in connection with the business of the Company and the Company Subsidiaries which, if there were such lack of compliance, would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or (ii) commence or threaten to initiate any action to withdraw or terminate any Permit applicable to any activities or any studies being conducted by the Company or any Company Subsidiary which, if any such Permits were withdrawn or terminated, would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) Neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any of their respective Affiliates, Representatives or other Persons providing services for their benefit has been debarred, or convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. Section 335a(a) or authorized by 21 U.S.C. Section 335a(b) or for which suspension is mandated by 21 U.S.C. Section 335a(g) or temporary denial of approval is authorized by 21 U.S.C. Section 335a(f) or any other applicable standards of any Governmental Entity.

Section 4.14. Environmental Matters. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect:

(a) the Company and the Company Subsidiaries are and, since January 1, 2011, have been, in compliance with all applicable Environmental Laws, and neither the Company nor any Company Subsidiary has received any (i) written communication from a Governmental Entity or other Person that alleges that the Company or any Company Subsidiary is in violation of, or has liability under, any Environmental Law or any Permit issued pursuant to Environmental Law or (ii) written request for information pursuant to any Environmental Law that is outstanding or unresolved that would form the basis of any violation or liability under Environmental Law;

(b) the Company and the Company Subsidiaries have obtained and are and, since January 1, 2011, have been, in compliance with all Permits required pursuant to any applicable Environmental Law for the operations (as currently conducted) of the Company, the Company Subsidiaries and the Company Properties; and all such Permits are valid and in good standing and will not be subject to modification or revocation as a result of the transactions contemplated by this Agreement;

(c) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against or affecting, the Company or any of the Company Subsidiaries;

(d) to the Knowledge of the Company, there has been no Release of, or exposure to, any Hazardous Material that would reasonably be expected to form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries or against any Person whose liabilities for such Environmental Claim the Company or any of the Company Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law; and

(e) neither the Company nor any of the Company Subsidiaries has retained or assumed, either contractually or, to the Knowledge of the Company, by operation of Law, any liabilities or obligations that would reasonably be expected to form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries.

Section 4.15. Contracts.

(a) Neither the Company nor any Company Subsidiary is a party to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act that has not been so filed.

(b) Section 4.15(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and the Company has made available to Parent true and complete copies, of each Contract, understanding or undertaking to which the Company or any of the Company Subsidiaries is a party (i) that (A) restricts the ability of the Company or the Company Subsidiaries to compete in any business or with any Person in any geographical area or (B) would, to the Knowledge of the Company, restrict in any respect the ability of Parent or any of the Parent Subsidiaries to compete in any business or with any Person in any geographical area after the Effective Time, which Contract, in each case of clauses (A) and (B), would reasonably be expected to materially limit, materially restrict or materially conflict with the business of Parent and its Subsidiaries, taken as a whole (including for purposes of such determination, the Surviving Corporation and its Subsidiaries), after the Effective Time, (ii) pursuant to which Indebtedness in excess, in the aggregate, of $15,000,000 of the Company or any Company Subsidiary is outstanding or may be incurred, other than any such Contract between or among the Company and the wholly owned Company Subsidiaries, (iii) that grants any Person other than the Company or any Company Subsidiary any (A) exclusive license, supply, distribution or other rights, (B) “most favored nation” rights, (C) rights of first refusal, rights of first negotiation or similar rights, (D) exclusive rights to purchase any products of the Company or any Company Subsidiary, (E) guaranteed availability of supply or services for a period greater than 12 months, (F) guarantee as to production capacity or priority, (G) material rebates, (H) price guarantees for a period greater than 12 months or (I) guaranteed minimum purchase amounts expected to result in payments in excess of $10,000,000 in any 12 month period, (iv) relating to the formation, creation, operation, management or control of any partnership or joint venture, in each case, that is material to the Company and the Company Subsidiaries, taken as a whole, (v) relating to the disposition or acquisition by the Company or any Company Subsidiaries of any business (whether by merger, sale or purchase of assets, sale or purchase of stock or equity ownership interests or otherwise), pursuant to which the Company or any Company Subsidiary has continuing indemnification, “earn-out” or other contingent payment obligations of the Company or such Company Subsidiary, in each case, that would reasonably be expected to result in payments in excess of $15,000,000, (vi) that involves total consideration by or to the Company or any Company Subsidiary of more than $15,000,000 in any 12 month period, (vii) that involves a Company Lease that provides for a monthly rent payable by the Company or any Company Subsidiary in excess of $1,000,000, (viii) pursuant to which any material Intellectual Property is licensed by a third party to the Company or any Company Subsidiary (other than commercially available non-exclusive software licenses) or (ix) under which the consequences of a default or breach or the early termination of which would reasonably be expected to have a Company Material Adverse Effect. Each Contract, understanding or undertaking of the type described in this Section 4.15(b) and each Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act is referred to herein as a “Material Contract”.

(c) Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Material Contract (including, for purposes of this Section 4.15(c), any Contract entered into after the date of this Agreement that would have been a Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such Material Contract is in full force and effect and (iii) none of the Company or any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Material Contract and, to the Knowledge of the Company, no other party to any such Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.

Section 4.16. Properties.

(a) The Company and each Company Subsidiary has good and valid fee simple interest in all real property owned, and valid license or leasehold interests in all real property leased, by the Company or any Company Subsidiary (collectively, the “Company Properties”) except (i) for Liens permitted by the last sentence of this Section 4.16(a) and (ii) in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. All of the Company Properties owned by the Company or any Company Subsidiary are owned free and clear of all Liens, except for (i) Liens affecting the interest of the grantor of any easements benefiting owned real property and Liens of record attaching to real property, fixtures or leasehold improvements, which would not reasonably be expected to materially impair the use of the real property in the operation of the business thereon, (ii) Liens on material Company Properties that, individually or in the aggregate, do not materially impair and would not reasonably be expected to materially impair, the continued use and operation of such material Company Property to which they relate in the conduct of the business of the Company and the Company Subsidiaries as presently conducted, (iii) Permitted Liens and (iv) Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) All leases with respect to leased Company Properties (the “Company Leases”) are valid and in full force and effect, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary is in possession of the properties or assets purported to be leased under all the Company Leases, except for (i) such failures to have such possession of material properties or assets thereunder as, individually or in the aggregate, do not materially impair and would not reasonably be expected to materially impair, the continued use and operation of such material properties and assets to which they relate in the conduct of the Company’s and the Company Subsidiaries’ business as presently conducted and (ii) failures to have such possession of such material properties or assets as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.17. Intellectual Property.

(a) Section 4.17(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and accurate list of all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, Copyright applications and registered Domain Names, in each case, included among the Company Owned Intellectual Property (the foregoing being, collectively, the “Company Registered Intellectual Property”) and, for each item of Company Registered Intellectual Property, (i) the owner of such Company Registered Intellectual Property; (ii) the jurisdictions in which such Company Registered Intellectual Property has been issued or registered or in which each such application for issuance or registration of such Company Registered Intellectual Property has been filed; (iii) the patent number, registration number, serial number and/or application number of such Company Registered Intellectual Property, as applicable; and (iv) the filing date and, if applicable, registration date, of such Company Registered Intellectual Property. Each item of material Company Registered Intellectual Property is subsisting and unexpired, and to the Knowledge of the Company, valid and enforceable, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid, except for any such failure to pay which would not be material to the Company and its Subsidiaries taken as a whole. The Company has not knowingly misrepresented or failed to disclose any material facts or circumstances for which it has a duty to disclose in any application for any material Company Registered Intellectual Property that would constitute fraud or a material misrepresentation with respect to such application or that would otherwise adversely affect the validity or enforceability of any such Company Registered Intellectual Property in any material respect. All Company Registered Intellectual Property and, except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, all other Company Owned Intellectual Property is wholly and exclusively owned by the Company or one of its Subsidiaries, and neither the Company nor any of its Subsidiaries has sold, transferred, assigned, promised in sale or otherwise disposed of any rights or interests therein or thereto.

(b) Since January 1, 2013, the Company and its Subsidiaries have not received written notice alleging them to be in breach or default of any Material Contracts (i) to which the Company or any Company Subsidiary is a party, and (ii) pursuant to which the Company or any Company Subsidiary is granted the right to use any third Person’s Intellectual Property. Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the conduct of the business of the Company and its Subsidiaries as currently conducted and as previously conducted in the last six years does not infringe, violate, or constitute misappropriation of, any Intellectual Property of any third Person.

(c) No Action is pending or, to the Knowledge of the Company, threatened, that alleges that the Company or any Company Subsidiary is infringing, misappropriating or otherwise violating any Person’s Intellectual Property rights. To the Knowledge of the Company, no third Person is infringing, violating, or misappropriating any Company Owned Intellectual Property in any material respect.

(d) Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has established privacy compliance policies and is in substantial compliance with, and since January 1, 2013 has been in substantial compliance with, its respective privacy policies and any applicable Laws relating to personally identifiable information.

Section 4.18. Labor Matters.

(a) As of the date of this Agreement, Section 4.18 of the Company Disclosure Letter sets forth a true and complete list of all collective bargaining or other labor union Contracts currently applicable to any employees of the Company or any of the Company Subsidiaries (all such Contracts, the “Company CBAs”), and the Company is not negotiating any new or successor Company CBAs as of the date of this Agreement. The Company has made available to Parent true and complete copies of all (i) Company CBAs (including all amendments, side letters, extensions, and memoranda of agreement or understanding thereto), and (ii) material written personnel manuals, employee handbooks, and policies currently applicable to employees of the Company or any of the Company Subsidiaries. Except as otherwise set forth in the Company CBAs, neither the Company nor any Company Subsidiary has entered into any Contract, arrangement or understanding, whether written or oral, with any union, trade union, works council or other employee representative body or any material number or category of its employees which would prevent or restrict or impede the consummation of the Transactions or prevent the implementation of any layoff, redundancy, severance or similar program within its or their respective workforces (or any part of them).

(b) Except for the labor organizations identified in the Company CBAs, no labor organization or group of employees represents or, to the Knowledge of the Company, purports to represent, any employees of the Company or any of the Company Subsidiaries with respect to their service to the Company or any of the Company Subsidiaries. Since January 1, 2013, no labor organization or group of employees of the Company or any Company Subsidiary has made a demand for recognition or certification, or, to the Knowledge of the Company, otherwise sought to represent or organize any non-union employees of the Company or any Company Subsidiary, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There are no pending, and since January 1, 2013 there have been no, strikes, work stoppages, slowdowns, lockouts, or other material labor disputes threatened against or involving the Company or any Company Subsidiary. None of the Company or any of the Company Subsidiaries has breached or otherwise failed to comply with any provision of any collective bargaining agreement or other labor union Contract applicable to any employees of the Company or any of the Company Subsidiaries, except for any breaches or failures to comply that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. There are no material written grievances or arbitrations, or written complaints, by represented employees of the Company or any Company Subsidiary, and, to the Knowledge of the Company, no such grievances or complaints are threatened.

Section 4.19. Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Barclays Capital Inc. and Centerview Partners LLC (the “Company Financial Advisors”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or the other Transactions based upon arrangements made by or on behalf of the Company. Prior to the execution of this Agreement, the Company has furnished to Parent true and complete copies of all agreements between or among the Company and the Company Financial Advisors pursuant to which such firm would be entitled to any payment relating to the Merger and the other Transactions.

Section 4.20. Opinions of Financial Advisors. The Company Board has received an opinion from each of the Company Financial Advisors to the effect that, as of the date of such opinion, and subject to the assumptions, limitations, qualifications and conditions set forth therein, the Merger Consideration to be paid to the holders of Company Common Stock (other than shares to be canceled in accordance with Section 2.01 and shares owned by Dissenting Stockholders and shares held by any affiliate of Parent) was fair, from a financial point of view, to such holders. Promptly after the execution of this Agreement, the Company will furnish Parent, solely for informational purposes, a true and complete copy of the written opinions of the Company Financial Advisors.

Section 4.21. Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) each insurance policy under which the Company or any Company Subsidiary is an insured or otherwise the principal beneficiary of coverage is in full force and effect and was in full force and effect during the periods of time such insurance policy purported to be in effect, and (b) neither the Company nor any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy. There is no claim by the Company or any of the Company Subsidiaries pending under any such policies that (a) to the Knowledge of the Company, has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice or (b) if not paid would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.22. Affiliate Transactions. Except for (a) employment-related Contracts filed or incorporated by reference as an exhibit to the Company SEC Documents or (b) the Company Benefits Plans, there are no Contracts or arrangements between the Company or any Company Subsidiary, on the one hand, and, on the other hand, any (x) present executive officer or director of the Company, (y) Person that, to the Knowledge of the Company, is the record or beneficial owner of more than 5% of the shares of Company Common Stock as of the date of this Agreement or (z) to the

Knowledge of the Company, any affiliate of any such executive officer, director or owner (other than the Company or any of the Company Subsidiaries), in each case, which Contracts or arrangements are of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 4.23. No Other Representations or Warranties. Except for the representations and warranties contained in ARTICLE III, the Company acknowledges that none of Parent, the Parent Subsidiaries or any other Person on behalf of Parent makes any other express or implied representation or warranty whatsoever, and specifically (but without limiting the generality of the foregoing) that none of Parent, the Parent Subsidiaries or any other Person on behalf of Parent makes any representation or warranty with respect to: (a) any projections, estimates or budgets delivered or made available to the Company or any of its Affiliates or Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent and the Parent Subsidiaries or (b) the future business and operations of Parent and the Parent Subsidiaries, including in the case of (a) and (b) with respect to any information, documents, projections, forecasts or other material made available to the Company or its Affiliates and Representatives in certain “data rooms” or management presentations in expectation of the Transactions, and the Company has not relied on any such information or any representation or warranty not set forth in ARTICLE III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.01. Conduct of Business.

(a) Conduct of Business by Parent. Except for matters set forth in Section 5.01(a) of the Parent Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or required by applicable Law or with the prior written consent of the Company (which will not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms, Parent will, and will cause each Parent Subsidiary to, (i) conduct its business in the ordinary course in all material respects, (ii) comply in all material respects with all applicable Laws, (iii) use reasonable best efforts to preserve intact its business organization and advantageous business relationships, including by maintaining its relations and goodwill with all material suppliers, material customers and Governmental Entities, and to keep available the services of its current officers and employees and maintain and (iv) promptly notify the Company following its becoming aware of any material Action relating to the Transactions commenced or, to the Knowledge of Parent, overtly threatened by, a Governmental Entity against Parent or any Parent Subsidiary. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Parent Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or required by applicable Law or with the prior written consent of the Company (which will not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms, Parent will not, and will not permit any Parent Subsidiary to, do any of the following:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than (1) regular quarterly cash dividends of $0.67 per share of Parent Common Stock (as may be increased from time to time consistent with past practice) payable by Parent in respect of shares of Parent Common Stock with declaration, record and payment dates consistent with past practice and in accordance with Parent’s current dividend policy and (2) dividends and distributions by a direct or indirect wholly owned Parent Subsidiary to its parent, (B) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, Parent or any Parent Subsidiary or any securities of Parent or any Parent Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, Parent or any Parent Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, other than (1) the withholding of shares of Parent Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Parent Stock Plans, (2) the acquisition by Parent of awards granted pursuant to the Parent Stock Plans in connection with the forfeiture of such awards and (3) in accordance with Parent’s obligations under the Governance Agreement;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (except for transactions among Parent and wholly owned Parent Subsidiaries, any liens in favor of the administrative agent under Parent’s existing credit agreement and issuances of rights in accordance with the Rights Agreement) (A) any shares of capital stock of Parent or any Parent Subsidiary (other than the issuance of Parent Common Stock upon settlement of awards pursuant to the Parent Stock Plans), (B) any other equity interests or voting securities of Parent or any Parent Subsidiary, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, (E) any rights issued by Parent or any Parent Subsidiary that are linked in any way to the price of any class of Parent Capital Stock or any shares of capital stock of any Parent Subsidiary, the value of Parent, any Parent Subsidiary or any part of Parent or any Parent Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Parent or any Parent Subsidiary, (F) any Parent Voting Debt, or (G) any Parent Preferred Stock, except, in each case (A)-(F), for grants of awards pursuant to and in accordance with the Parent Stock Plans;

(iii) amend the Parent Articles or the Parent Bylaws, except as may be required by Law or the rules and regulations of the SEC or the NYSE;

(iv) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (after the date of this Agreement);

(v) change any material method of Tax accounting, settle any material audit or other proceeding relating to Taxes or make or change any material Tax election, in each case except for such actions taken in the ordinary course of business consistent with past practice;

(vi) directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets (other than purchases of supplies and inventory in the ordinary course of business consistent with past practice or any transaction solely between Parent and a wholly owned Parent Subsidiary or between wholly owned Parent Subsidiaries), other than any of the foregoing that would not reasonably be expected to delay or make it more difficult to obtain any authorization, consent or approval required in connection with the Transactions and that would not reasonably be expected to prevent or materially delay or impede the consummation of the Transactions;

(vii) merge or consolidate Parent with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent;

(viii) amend or modify, or exempt any Person from the operation of, the Rights Agreement; provided, however, that Parent may, at its sole discretion, extend the Rights Agreement or enter into any replacement of the Rights Agreement, in each case on terms that are substantially identical to the Rights Agreement, or allow the Rights (as defined in the Rights Agreement) to expire in accordance with the terms of the Rights Agreement; or

(ix) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Subject to Section 6.03(a), nothing in this Agreement will restrict Parent or any Parent Subsidiary from entering into or effecting, or agreeing to enter into or effect, any material Contract or transaction with BAT or its Subsidiaries that are entered into in accordance with Section 2.07 of the Governance Agreement. Notwithstanding any of the foregoing, nothing in this Agreement will restrict Parent or any Parent Subsidiary from taking any actions required to be taken by it pursuant to the terms of the other

Transaction Agreements as in effect on the date of this Agreement (as amended or modified after the date of this Agreement; provided, that any material amendment or material modification of a Transaction Agreement shall have been consented to by the Company (which consent will not be unreasonably withheld, conditioned or delayed)).

(b) Conduct of Business by the Company. Except for matters set forth in Section 5.01(b) of the Company Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or required by applicable Law or with the prior written consent of Parent (which will not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms, the Company will, and will cause each Company Subsidiary to, (i) conduct its business in the ordinary course in all material respects, (ii) comply in all material respects with all applicable Laws, (iii) use reasonable best efforts to preserve intact its business organization and advantageous business relationships, including by maintaining its relations and goodwill with all material suppliers, material customers and Governmental Entities and (iv) promptly notify Parent following its becoming aware of any material Action relating to the Transactions commenced or, to the Knowledge of the Company, overtly threatened by, a Governmental Entity against the Company or any Company Subsidiary. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Company Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or required by applicable Law or with the prior written consent of Parent (which will not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms, the Company will not, and will not permit any Company Subsidiary to, do any of the following:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than (1) regular quarterly cash dividends of $0.615 per share of Company Common Stock (as may be increased from time to time annually consistent with past practice) payable by the Company in respect of shares of Company Common Stock with declaration, record and payment dates consistent with past practice and in accordance with the Company’s current dividend policy and (2) dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent, (B) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, other than (1) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price thereof, (2) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans and (3) the acquisition by the Company of awards granted pursuant to the Company Stock Plans in connection with the forfeiture of such awards;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (except for transactions among the Company and direct or indirect wholly owned Company Subsidiaries and for any liens in favor of the administrative agent under the Company’s existing credit agreement) (A) any shares of capital stock of the Company or any Company Subsidiary (other than the issuance of Company Common Stock upon the exercise of the Company Stock Options and the Company SARs and the vesting or delivery of other awards pursuant to the Company Stock Plans, in each case outstanding at the close of business on the date of this Agreement or as may be granted in accordance with the terms of this Agreement), (B) any other equity interests or voting securities of the Company or any Company Subsidiary, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (E) any rights issued by the Company or any Company Subsidiary that are linked in any way to the price of any class of Company Capital Stock or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary, (F) any Company Voting Debt or (G) any Company Preferred Stock, except, in each case (A)-(F), as required by any Company Benefit Plan in effect as of the date of this Agreement or contemplated by the terms of this Agreement;

(iii) (A) amend the Company Charter or the Company Bylaws or (B) amend in any material respect the charter or organizational documents of any Company Subsidiary, except, in the case of each of the foregoing clauses (A) and (B), as may be required by Law or the rules and regulations of the SEC or the NYSE;

(iv) except to the extent required by any Company Benefit Plan in effect as of the date of this Agreement or expressly contemplated by the terms of this Agreement, directly or indirectly (A) increase in any manner the compensation or benefits of any current or former employees, officers, directors, consultants or independent contractors of the Company or any Company Subsidiary, other than increases in compensation or benefits made in the ordinary course of business consistent with past practice, (B) pay any severance, retention or retirement benefits to any current or former employees, directors, consultants or independent contractors of the Company or any Company Subsidiary, (C) accelerate the vesting of, or the lapsing of forfeiture restrictions or conditions with respect to, or otherwise amend any equity or equity-based awards, (D) establish or cause the funding of any “rabbi trust” or similar arrangement, (E) establish, adopt, amend or terminate any arrangement that would be a Company Benefit Plan if in effect on the date of this Agreement, other than amendments, renewals and other changes that are, in any such case, immaterial and in the ordinary course of business consistent with past practice, (F) hire, promote or terminate any employee, officer, director, consultant or independent contractor of the Company or any Company Subsidiary, in each case other than in the ordinary course of business consistent with past practice, or (G) enter into, amend, alter, adopt, implement or otherwise make any commitment to do any of the foregoing;

(v) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (after the date of this Agreement);

(vi) other than pursuant to cash management or investment portfolio activities performed in the ordinary course of business consistent with past practice, directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets for consideration valued in excess of $35,000,000 in the aggregate (other than purchases of supplies and inventory in the ordinary course of business consistent with past practice or any transaction solely between the Company and a wholly owned Company Subsidiary or between wholly owned Company Subsidiaries, in each case, in the ordinary course of business consistent with past practice);

(vii) sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien (other than any Permitted Lien), or otherwise dispose of any material properties, rights or assets of the Company or any of the Company Subsidiaries, except (A) pursuant to Contracts or commitments in effect on the date of this Agreement (or entered into after the date of this Agreement without violating the terms of this Agreement), (B) for the sale, lease or license of products and services in the ordinary course of business consistent with past practice, (C) in connection with any waiver, release, assignment, settlement, compromise, litigation otherwise permitted under this Section 5.01(b), or (D) in connection with cash management or investment portfolio activities performed in the ordinary course of business consistent with past practice;

(viii) incur any Indebtedness, except for (A) borrowings under any of the Company’s or its Subsidiaries’ existing credit facilities that are made in the ordinary course of business or (B) intercompany Indebtedness among the Company and the wholly owned Company Subsidiaries in the ordinary course of business consistent with past practice;

(ix) make, or agree or commit to make, any capital expenditure in excess of $10,000,000 individually and $25,000,000 in the aggregate for all such capital expenditures that are not contemplated by the capital plans set forth in Section 5.01(b)(ix) of the Company Disclosure Letter;

(x) make, or agree or commit to make, any loans, advances or capital contributions to, or investments in, any Person in excess of $5,000,000 individually and $25,000,000 in the aggregate, other than (A) cash management or investment portfolio activities performed in the ordinary course of business consistent with past practice, (B) in connection with a transaction permitted under Section 5.01(b)(vi) or (C) between the Company and a direct or indirect wholly owned Company Subsidiary or between direct or indirect wholly owned Company Subsidiaries;

(xi) except in the ordinary course of business, (A) materially amend or modify any Material Contract or enter into, materially amend or modify any Contract that would be a Material Contract if it had been entered into prior to the date of this Agreement or (B) waive, release or assign any material rights, claims or benefits under any Material Contract;

(xii) enter into, modify, amend, extend, renew, replace or terminate any collective bargaining or other labor union Contract applicable to the employees of the Company or any of the Company Subsidiaries, except as required by applicable Law or otherwise in the ordinary course of business consistent with past practice;

(xiii) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that do not create obligations of the Company or any of the Company Subsidiaries other than the payment of monetary damages (A) equal to or less than the amounts reserved with respect thereto on the Company SEC Documents filed prior to the date of this Agreement or (B) not in excess of $5,000,000 for any individual Action and $30,000,000 in the aggregate;

(xiv) abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to material Company Owned Intellectual Property, or enter into Contracts that impose material restrictions upon the Company or any of its Subsidiaries with respect to material Intellectual Property rights owned by any third party, in each case other than in the ordinary course of business consistent with past practice;

(xv) change any material method of Tax accounting, settle any material audit or other proceeding relating to Taxes or make or change any material Tax election, in each case except for such actions taken in the ordinary course of business consistent with past practice;

(xvi) enter into any new line of business outside of the existing businesses of the Company and the Company Subsidiaries;

(xvii) adopt a plan of complete or partial liquidation or resolutions providing for the dissolution, restructuring, recapitalization or other similar reorganization of the Company or dissolve or liquidate any Company Subsidiary; or

(xviii) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Notwithstanding any of the foregoing, nothing in this Agreement will restrict the Company or any Company Subsidiary from taking any actions required to be taken by it pursuant to the terms of the Transaction Agreements to which it is a party.

(c) Control of Operations. Nothing contained in this Agreement will give Parent or the Company, directly or indirectly, the right to control or direct the other Party’s and such Party’s Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations and the operations of its respective Subsidiaries. Nothing in this Agreement, including any of the actions, rights or restrictions set forth herein, will be interpreted in such a way as to place Parent or the Company in violation of any applicable Law.

Section 5.02. No Solicitation by the Company; Company Recommendation.

(a) Except as otherwise provided in this Agreement, from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company will not, nor will it authorize or permit any of its Subsidiaries or any of its or their respective directors, officers or employees or any of their respective investment bankers, accountants, attorneys or other advisors, agents or representatives (collectively, “Representatives”) to, directly or indirectly (i) solicit or initiate, or knowingly encourage, induce, facilitate or cooperate with, any Company Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Company Takeover Proposal, or (ii) participate in any substantive discussions or negotiations with any Person regarding, or furnish to any Person any non-public information relating to the Company or the Company Subsidiaries with respect to any Company Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Company Takeover Proposal. The Company will, and will cause the Company Subsidiaries and direct its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted prior to the execution of this Agreement with respect to any

Company Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Company Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished to any such Person or its Representatives and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives. Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, in response to a written Company Takeover Proposal that the Company Board determines in good faith (after consultation with its outside counsel and financial advisor) is bona fide and constitutes or is reasonably expected to result in or lead to a Superior Proposal, and which Company Takeover Proposal did not result from a breach of this Section 5.02(a), the Company, and the Company Subsidiaries and its and their respective Representatives at the request of the Company may, subject to compliance with Section 5.02(c) in all material respects, (x) provide access to its and the Company Subsidiaries’ properties, books and records and furnish information with respect to the Company and the Company Subsidiaries to the Person making such Company Takeover Proposal (and its Representatives) (provided the Company provides to Parent any material non-public information concerning the Company that is provided to such Person (and its Representatives) to the extent such information has not previously been provided to Parent prior to or substantially concurrent with the time it is provided to such Person) pursuant to an Acceptable Confidentiality Agreement with such Person (provided that the Company promptly provides to Parent a copy of such Acceptable Confidentiality Agreement), and (y) participate in discussions regarding the terms of such Company Takeover Proposal and the negotiation of such terms with, and only with, the Person or Persons making such Company Takeover Proposal (and such Person’s or Persons’ Representatives and financing sources).

(b) Except as set forth in this Section 5.02, neither the Company Board nor any committee thereof will (i) (A) withhold or withdraw (or modify in any manner adverse to Parent), or propose publicly to withhold or withdraw (or modify in any manner adverse to Parent), the Company Recommendation or (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Company Takeover Proposal (any action in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) adopt, or propose publicly to adopt, or allow the Company or any of the Company Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other similar Contract or arrangement providing for any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement pursuant to Section 5.02(a)). Notwithstanding the foregoing or anything else to the contrary in this Agreement, at any time prior to obtaining the Company Stockholder Approval, the Company Board may (I) make a Company Adverse Recommendation Change or terminate this Agreement in accordance with Section 8.01(g), in each case following receipt of a Company Takeover Proposal after the execution of this Agreement that did not result from a breach of Section 5.02(a) and that the Company Board determines in good faith, after consultation with its outside counsel and financial advisor, would, if consummated, constitute a Superior Proposal after giving effect to all of the adjustments to the terms of this Agreement that have been offered in writing by Parent in accordance with this Section 5.02(b) or (II) make a Company Adverse Recommendation Change in response to a Company Intervening Event, in each case referred to in the foregoing clauses (I) and (II), only if the Company Board determines in good faith (after consultation with its outside counsel and financial advisor) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Company will not be entitled to exercise its rights to make a Company Adverse Recommendation Change or terminate this Agreement in accordance with Section 8.01(g) unless (x) the Company delivers to Parent a written notice (a “Company Notice”) advising Parent that the Company Board intends to take such action and specifying the reasons therefor, including, in the case of a Company Intervening Event, summarizing such Company Intervening Event and, in the case of a Superior Proposal, (A) the identity of the party making such Superior Proposal, (B) the material terms and conditions of the Superior Proposal that is the basis of the proposed action by the Company Board and (C) a copy of the most current version of any proposed definitive agreement(s) with respect to such Superior Proposal and (y) at or after 5:00 p.m., New York City time, on the fourth Business Day following the day on which the Company delivered the Company Notice (it being understood that for purposes of calculating such four Business Days, the first Business Day will be the first Business Day after the date of such delivery), the Company reaffirms in good faith (after consultation with its outside counsel and financial advisor) that (A) such Company Takeover Proposal continues to constitute a Superior Proposal or such Company Intervening Event remains in effect, as the case may be, and (B) the failure to make a Company Adverse Recommendation Change as a result thereof would be inconsistent with its fiduciary duties under applicable Law (it being understood and agreed that any change in the financial terms or any other material amendment to the terms and conditions of such Superior Proposal will require a new Company Notice and a new two Business Day period (it being understood that any such two Business Day period will be calculated in the same manner as the initial four Business Day period)). In determining whether to make a Company Adverse Recommendation Change or terminate this Agreement in accordance with Section 8.01(g), the Company Board will take into account any changes to the terms of this Agreement proposed in writing by Parent by 5:00 p.m., New York City time, on the last Business Day of the applicable four Business Day period or two Business Day period, as applicable, in response to a Company Notice, and if requested by Parent, the Company will, and will cause its Representatives to, engage in good faith negotiations with Parent and its Representatives to make such adjustments in the terms and conditions of this Agreement so that such Company Takeover Proposal would cease to constitute a Superior Proposal. The Company will keep Parent reasonably informed of developments with respect to any Company Intervening Event.

(c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.02, the Company will promptly, and in any event within 24 hours of the Company obtaining Knowledge of the receipt thereof, advise Parent in writing of any Company Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Company Takeover Proposal, the material terms and conditions of any such Company Takeover Proposal (including any changes thereto) and the identity of the Person making any such Company Takeover Proposal.

The Company will (i) keep Parent reasonably informed in all material respects and on a reasonably current basis of the status and developments (including any material change to the terms thereof) of any Company Takeover Proposal and (ii) provide to Parent within 24 hours after receipt or delivery thereof all drafts of agreements relating to any Company Takeover Proposal and any written proposals containing any material terms of a Company Takeover Proposal or a counterproposal to a Company Takeover Proposal (which copies may, at the Company’s election, be redacted to exclude, if applicable, fee and market flex provisions as may be contained in any financing-related commitment letters), in each case exchanged between any of the Company or any of the Company Subsidiaries or any of their Representatives, on the one hand, and the Person making any such Company Takeover Proposal or any of its Affiliates or any of their Representatives, on the other hand.

(d) Nothing contained in this Section 5.02 will prohibit the Company from (i) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act (including making any “stop-look-and-listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f)) or (ii) making any disclosure to the Company’s stockholders if the Company Board determines in good faith, after consultation with its outside counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties or applicable Law; provided, however, that (x) in no event will the Company or the Company Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.02(b) and (y) any public disclosure made by or on behalf of the Company that refers to a Company Takeover Proposal will be deemed to be a Company Adverse Recommendation Change (including for purposes of Section 8.01(e)) unless the Company Board expressly reaffirms the Company Recommendation in such disclosure.

(e) For purposes of this Agreement:

“Company Takeover Proposal” means any inquiry, proposal or offer (whether or not in writing) from any Person or group of Persons (other than Parent or Merger Sub or any of their respective Subsidiaries) with respect to any (i) merger, consolidation, share exchange, other business combination or similar transaction involving the Company or any Company Subsidiary, pursuant to which such Person or group of Persons (or Affiliates thereof) would acquire 15% or more of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Company Subsidiary or otherwise) to such Person or group of Persons (or Affiliates thereof) of any business or assets of the Company or the Company Subsidiaries representing 15% or more of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to such Person or group of Persons (or Affiliates thereof) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the total outstanding voting power of the Company, (iv) transaction in which such Person or group of Persons (or Affiliates thereof) will acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, of 15% or more of the Company Common Stock or (v) combination of the foregoing (in each case, other than the Transactions); provided, however, that any proposal or offer relating to any purchase of assets of the Company or any Company Subsidiary contemplated by the Parties in connection with the Merger or the other Transactions will not be deemed a Company Takeover Proposal.

“Superior Proposal” means any bona fide written offer from a third party (other than Parent or Merger Sub or any of their respective Subsidiaries) that, if consummated, would result in such Person (or, in the case of a direct merger between such Person and the Company, the stockholders of such Person) acquiring, directly or indirectly, more than 50% of the voting power of the Company Common Stock or all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, and which offer, in the good faith judgment of the Company Board (after consultation with its outside counsel and financial advisor), if consummated would result in a transaction that is more favorable from a financial point of view to the stockholders of the Company than the Merger, taking into account all such factors and matters (including all of the terms and conditions of, and the likelihood of completion of, such proposal and of this Agreement (including any changes to the terms of this Agreement proposed in writing by Parent in response to such Superior Proposal pursuant to, and in accordance with, Section 5.02(b))) that the Company Board considers relevant.

Section 5.03. Parent Recommendation. Except as set forth in this Section 5.03, neither the Parent Board nor any committee thereof will withhold or withdraw (or modify in any manner adverse to the Company), or propose publicly to withhold or withdraw (or modify in any manner adverse to the Company), the Parent Recommendation (any such action being referred to as a “Parent Adverse Recommendation Change”). Notwithstanding the foregoing or anything else to the contrary in this Agreement, at any time prior to obtaining the Parent Shareholder Approval, the Parent Board may make a Parent Adverse Recommendation Change in response to a Parent Intervening Event if the Parent Board determines in good faith (after consultation with its outside counsel and financial advisor) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01. Preparation of the Form S-4 and the Joint Proxy Statement; Company Stockholders Meeting and Parent Shareholders Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, Parent and the Company will jointly prepare and cause to be filed with the SEC a joint proxy statement to be sent to the shareholders of Parent and the stockholders of the Company relating to the Parent Shareholders Meeting and the

Company Stockholders Meeting, respectively (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and Parent will prepare and cause to be filed with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus, and Parent and the Company will use their respective reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and to maintain the effectiveness of the Form S-4 as long as is necessary to consummate the Merger and the transactions contemplated hereby. Each of the Company and Parent will furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement, and the Form S-4 and Joint Proxy Statement will include all information reasonably requested by such other party to be included therein. Each of the Company and Parent will promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement and will provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Each of the Company and Parent will use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Form S-4 or Joint Proxy Statement. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent (i) will provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) will include in such document or response all comments reasonably proposed by the other and (iii) will not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval will not be unreasonably withheld, conditioned or delayed; provided, however, that with respect to documents filed by a Party which are incorporated by reference in the Form S-4 or Joint Proxy Statement, this right of approval will apply only with respect to material information (if any) relating to (1) any Transaction Agreement or the Transactions that has not previously been disclosed in a similar manner in the SEC filings of such Party or (2) to another Party or its business, financial condition or results of operations; provided, further, (x) that Parent, in connection with a Parent Adverse Recommendation Change, may amend or supplement the Joint Proxy Statement (including by incorporation by reference) pursuant to a Qualifying Amendment to effect such Parent Adverse Recommendation Change and (y) that the Company, in connection with a Company Adverse Recommendation Change, may amend or supplement the Joint Proxy Statement (including by incorporation by reference) pursuant to a Qualifying Amendment to effect such Company Adverse Recommendation Change. Each of the Company and Parent will advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Merger Consideration for offering or sale in any jurisdiction, and each of the Company and Parent will use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Company and Parent will also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable state securities or “blue sky” laws and the rules and regulations thereunder in connection with the Transactions.

(b) If prior to the Effective Time, any event occurs with respect to Parent or any Parent Subsidiary, or any change occurs with respect to other information supplied by Parent for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, Parent will promptly notify the Company of such event, and the Company and Parent will cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Form S-4 and, as required by applicable Law, in disseminating the information contained in such amendment or supplement to Parent’s shareholders and the Company’s stockholders. Nothing in this Section 6.01(b) will limit the obligations of any party under Section 6.01(a).

(c) If prior to the Effective Time, any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, the Company will promptly notify Parent of such event, and the Company and Parent will cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Form S-4 and, as required by applicable Law, in disseminating the information contained in such amendment or supplement to Parent’s shareholders and the Company’s stockholders. Nothing in this Section 6.01(c) will limit the obligations of any party under Section 6.01(a).

(d) Parent will, as soon as reasonably practicable following the date the Form S-4 is declared effective by the SEC, duly call, give notice of, convene and hold the Parent Shareholders Meeting for the sole purpose of seeking the Parent Shareholder Approval. Parent will use its reasonable best efforts to (i) cause the Joint Proxy Statement to be mailed to Parent’s shareholders and to hold the Parent Shareholders Meeting as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act and (ii) subject to Section 5.03, solicit proxies in favor of the Share Issuance. Parent will include the Parent Recommendation in the Joint Proxy Statement, except to the extent that the Parent Board shall have made a Parent Adverse Recommendation Change as permitted by Section 5.03. Notwithstanding the foregoing provisions of this Section 6.01(d), if on a date for which the Parent Shareholders Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares of Parent Common Stock to obtain the Parent Shareholder Approval, whether or not a quorum is present, Parent will have the right to make one or more successive postponements or adjournments of the Parent Shareholders Meeting, provided that the Parent Shareholders Meeting is not postponed or adjourned to a date that is more than 30 days after the date for which the Parent Shareholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). Parent agrees that, unless this Agreement has been terminated in accordance with Section 8.01, its obligations pursuant to this Section 6.01 will not be affected by the making of any Parent Adverse Recommendation Change by the Parent Board or the occurrence of a Parent Intervening Event. Parent will use its reasonable best efforts to enforce BAT’s and its Affiliates’ voting and other obligations under the Subscription Agreement.

(e) The Company will, as soon as reasonably practicable following the date the Form S-4 is declared effective by the SEC, duly call, give notice of, convene and hold the Company Stockholders Meeting for the sole purpose of seeking the Company Stockholder Approval. The Company will use its reasonable best efforts to (i) cause the Joint Proxy Statement to be mailed to the Company’s stockholders and to hold the Company Stockholders Meeting as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act and (ii) subject to Section 5.02(b), solicit proxies in favor of the adoption of this Agreement. The Company will include the Company Recommendation in the Joint Proxy Statement, except to the extent that the Company Board shall have made a Company Adverse Recommendation Change as permitted by Section 5.02(b). Notwithstanding the foregoing provisions of this Section 6.01(e), if on a date for which the Company Stockholders Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present, the Company will have the right to make one or more successive postponements or adjournments of the Company Stockholders Meeting, provided that the Company Stockholders Meeting is not postponed or adjourned to a date that is more than 30 days after the date for which the Company Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). The Company agrees that, unless this Agreement has been terminated in accordance with Section 8.01, its obligations pursuant to this Section 6.01 will not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal, by the making of any Company Adverse Recommendation Change by the Company Board or the occurrence of a Company Intervening Event.

(f) The parties will use their reasonable best efforts to hold the Company Stockholders Meeting and the Parent Shareholders Meeting on the same day at the same time.

(g) Immediately following execution and delivery of this Agreement by the Parties, Parent, as sole shareholder of Merger Sub, will adopt this Agreement and, promptly thereafter, deliver to the Company a copy of the written consent reflecting the adoption of the Agreement by Parent as sole shareholder of Merger Sub or the minutes of the shareholders meeting of Merger Sub at which this Agreement was adopted.

Section 6.02. Access; Financing Cooperation; Confidentiality.

(a) Subject to applicable Laws relating to the exchange of information, from the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with its terms, the Company will, and will cause its Subsidiaries and the Representatives of the Company and its Subsidiaries to, afford Parent, Merger Sub and their respective Representatives, reasonable access during normal working hours upon reasonable advance notice to the officers, employees, agents, assets, properties, offices, plants and other facilities, books and records of the Company, including the matters set forth on Section 6.02(a) of the Company Disclosure Letter.

(b) Without limiting the generality of the foregoing, from the date of this Agreement until the Effective Time, the Company will, and will cause its Subsidiaries, and will use its reasonable best efforts to cause the Representatives of the Company and its Subsidiaries to, provide to Parent all cooperation reasonably requested by Parent in connection with the arrangement and marketing of the Financing and any Replacement Financing (provided, however, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or its Subsidiaries), including the following: (i) using reasonable best efforts to deliver to Parent such financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent for use in connection with the arrangement or marketing of the Financing or any Replacement Financing; (ii) causing the Company’s and its Subsidiaries’ senior officers to participate, together with the senior officers of the Parent and its Subsidiaries, in a reasonable number of due diligence, investor and bank presentation meetings and road shows and meetings with parties acting as lead, arrangers bookrunners, underwriters, initial purchasers and placement agents as may be reasonably requested by Parent, in each such case in connection with the arrangement or marketing of the Financing or any Replacement Financing; (iii) assisting the Parent and its Subsidiaries with (A) the preparation of the Parent’s offering documents related to the Financing and Replacement Financing, including confidential bank information memoranda, private placement memoranda, offering memoranda, registration statements and/or prospectuses and (B) the preparation of the Parent’s lender and investor presentations, road show materials and other similar documents and materials in connection with the Financing and Replacement Financing; (iv) if requested by Parent in writing at least 10 Business Days prior to the Closing Date, furnishing to Parent within three Business Days prior to the Closing all information regarding the Company and its Subsidiaries that is required in connection with the Financing and Replacement Financing by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, and that are required by paragraph 5 of Exhibit B of the Commitment Letter; (v) using reasonable best efforts to assist Parent in facilitating the delivery by the Company’s independent auditors of (A) consents to use their audit reports in any marketing or offering materials to be used in connection with the Financing and Replacement Financing and (B) customary comfort letters to the underwriters or initial purchasers with respect to financial statements of the Company and its Subsidiaries to be included in any offering memorandum, prospectus or registration statement in respect of the Financing and Replacement Financing; (vi) assisting Parent in the preparation of the definitive documentation for the Financing and Replacement Financing, including by providing information necessary for the completion of any schedules thereto; (vii) using reasonable best efforts to permit the Financing Sources and Parent’s underwriters, initial purchasers and placement agents to benefit from the existing lending and investment banking relationships of the Company and its Subsidiaries; (viii) executing and delivering customary certificates or other documents or instruments relating to the guarantees or other matters ancillary to the Financing and Replacement Financing as may be reasonably requested by Parent as necessary and customary in connection with the Financing and Replacement Financing; (ix) if reasonably requested by the Parent, using reasonable best efforts to designate whether any information provided to Parent is suitable to be made available to lenders who wish not to receive material non-public information; (x) assisting Parent in obtaining corporate, corporate family, credit, facility and securities ratings from rating agencies; and (xi) taking all corporate actions necessary to permit the consummation of the Financing and Replacement Financing and to permit the proceeds thereof to be made available as of the Closing Date; provided, however, that, until the Effective Time occurs, neither the Company nor any of its Subsidiaries will (A) be required to cooperate with the foregoing to the extent that it would cause any condition to the Closing set forth in ARTICLE VII to not be satisfied or otherwise cause any breach of this Agreement or would conflict with or violate the Company’s or any of its Subsidiaries’ organizational documents or any Law or result in the contravention of, or result in a violation or breach of, or default under, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, (B) be required to pay any commitment or similar fee, (C) have or assume any liability or any obligation under any credit agreement or any related document or any other agreement or document related to the Financing, (D) be required to incur or assume any other liability or obligation in connection with the Financing unless reimbursed or reasonably satisfactorily indemnified by Parent or (E) none of the Company, the Company’s Subsidiaries or their respective general partners, managing members, directors, managers, officers or employees shall be required to execute, deliver or enter into, or perform any agreement, document or instrument, including any definitive financing agreement to be entered into in connection with the Financing that is not contingent upon the Closing or that would be effective prior to the Effective Time. Parent (x) will promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company, any of its Subsidiaries or their respective Representatives in connection with the cooperation of the Company and its Subsidiaries and their respective Representatives contemplated by this Section 6.02(b), (y) acknowledges and agrees that the Company, its Subsidiaries and their respective Representatives will not have any responsibility for, or incur any liability to any Person under, the Financing that Parent may raise in connection with the transactions contemplated by this Agreement and (z) will indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith, except with respect to any information provided by the Company, or any of its Subsidiaries or any of their respective Representatives.

(c) Subject to applicable Laws relating to the exchange of information, from the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with its terms, Parent will, and will cause its Subsidiaries and the Representatives of Parent and its Subsidiaries to, afford the Company and its Representatives reasonable access during normal working hours upon reasonable advance notice to the officers, employees, agents, assets, properties, offices, plants and other facilities, books and records of Parent and each of its Subsidiaries and will timely furnish the Company with such financial, operating, business, financial condition, projections and other data and information as the Company, through its Representatives, may reasonably request.

(d) Any investigation conducted pursuant to the access contemplated by Section 6.02(a) and Section 6.02(c) will be conducted in a manner that does not unreasonably interfere with the conduct of the business of Parent or the Company or their respective Subsidiaries or damage or destroy any property or assets of Parent, the Company or any of their respective Subsidiaries. Notwithstanding anything in this Section 6.02 to the contrary, Parent or the Company, as the case may be, may withhold any document or information the disclosure of which (i) would, in the reasonable judgment of the disclosing party, cause a violation of Law or any agreement to which such Party or its Subsidiaries is a party (provided that such Party will use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure) or (ii) would be reasonably likely to risk a loss of legal privilege (provided that such Party will use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of legal privilege). If any material is withheld by a Party pursuant to the immediately preceding sentence, that Party will, to the extent possible without violating Law or any agreement or risking a loss of legal privilege, inform the other Parties as to the general nature of what is being withheld. All information obtained by Parent or the Company or their respective Representatives pursuant to this Section 6.02 will be held confidential in accordance with the Letter Agreement, dated March 5, 2014 (the “Confidentiality Agreement”), among Parent, the Company and BAT; provided that nothing herein or in the Confidentiality Agreement will prevent Parent or its Financing Sources from using all information obtained pursuant to Section 6.02(b) as necessary and appropriate to consummate the Financing (including disclosure to potential Financing Sources and to rating agencies and prospective lenders and investors).

(e) The Company hereby consents to the use of all of its and its Subsidiaries’ logos in connection with the Financing; provided, however, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries.

Section 6.03. Required Actions.

(a) Each of the Parties will use their respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other Parties and the other parties to the other Transaction Agreements in doing, all things necessary, proper or advisable to cause the conditions to closing of the Transactions to be satisfied as promptly as practicable (and in any event no later than the End Date) and to consummate and make effective, as promptly as reasonably practicable, the Transactions, including (i) preparing and filing with any Governmental Entity or other third party all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required filings under Antitrust Laws) and (ii) obtaining promptly (and in any event no later than the End Date) and maintaining all Consents from any Governmental Entity necessary to consummate the Transactions. None of the Parties will, nor will it permit any of its Subsidiaries to, take or agree to take any action that would reasonably be expected to (x) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any required Consent from any Governmental Entity with respect to the Transactions, (y) materially increase the risk of any Governmental Entity entering a Legal Restraint prohibiting or materially delaying the consummation of the Transactions or (z) materially increase the risk of not being able to remove any such Legal Restraint on appeal or otherwise. Nothing set forth in this Section 6.03 limits, modifies, waives, amends or otherwise adversely affects any Party’s rights under Section 5.02 or Section 5.03 or ARTICLE VIII.

(b) In connection with and without limiting Section 6.03(a), the Company and the Company Board and Parent and the Parent Board will use their respective reasonable best efforts to (i) take all action reasonably appropriate to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Transaction Agreements or the Transactions and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Transaction Agreements or the Transactions, take all action reasonably appropriate to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by the applicable Transaction Agreements.

(c) In connection with and without limiting Section 6.03(a), Parent and the Company will cooperate in good faith to seek to obtain all Consents required by the terms of any material Contracts with third parties or material Permits in connection with the Transactions.

(d) In connection with and without limiting Section 6.03(a), the Company and Parent will (and, to the extent relating to the Transactions contemplated by the Asset Purchase Agreement and the Transfer Agreement, each of Parent and the Company will use its reasonable best efforts to cause Lignum-2 to) promptly enter into discussions with the Governmental Entities from whom Consents or nonactions are required to be obtained in connection with the consummation of the Merger and the other Transactions in order to obtain all such required Consents or nonactions from such Governmental Entities, in each case with respect to the consummation of the Merger and the other Transactions, so as to enable the closing to occur as promptly as reasonably practicable, and in any event no later than the End Date. The Parties understand and agree that, to the extent necessary in order to accomplish the foregoing and subject to the limitations set forth in Section 6.03(h), Parent’s obligations under Section 6.03(a) include (and none of the obligations set forth in this sentence will be limited or qualified by “reasonable best efforts”) negotiating, committing to and effecting, by consent decree, hold separate order, condition or approval or otherwise, (i) the sale, divestiture or disposition of, any businesses, assets, equity interests, product lines, properties, services of Parent, the Company or any of their respective Subsidiaries, (ii) the prohibition or limitation on (A) the ownership or operation of, or any requirements or undertakings with respect to the conduct by, the Company, Parent or any of their respective Subsidiaries of, any portion of the business, product lines, properties, services or assets of the Company or its Subsidiaries, (B) the ability of Parent to acquire or hold, or exercise full right of ownership of, any shares of the capital stock of the Company or its Subsidiaries, including the right to vote, or (C) Parent effectively controlling the business or operations of the Company or its Subsidiaries and (iii) if necessary, the replacement of the Asset Purchase Agreement, the Transfer Agreement and the transactions contemplated thereby, including with respect to the identity of the parties thereto and any of the terms or conditions; provided, however, that neither Parent nor the Company will be required pursuant to this Section 6.03(d) to commit to or effect any action, prohibition, limitation, requirement or undertaking that (x) in the case of the foregoing clauses (i), (ii) and (iii), is not conditioned (as either a condition precedent or subsequent) upon the consummation of the Merger, (y) in the case of the foregoing clauses (i), (ii) and (iii) would revise the terms of the Asset Purchase Agreement, Transfer Agreement and transactions contemplated thereby with Imperial, or (z) in the case of the foregoing clauses (i), (ii) and (iii) would or would reasonably be expected to have, individually or in the aggregate, a Substantial Detriment; provided, further, that for purposes of this Agreement (1) none of the Asset Purchase Agreement or the Transfer Agreement, in each case as in effect on the date of this Agreement (or after giving effect to any amendment thereof not required by Section 6.03 but that is otherwise consented to by Parent) or the transactions contemplated thereby will be deemed to result in a Substantial Detriment, (2) in the case of any replacement of the Asset Purchase Agreement, the Transfer Agreement or the transactions contemplated thereby pursuant to clause (iii), only the extent to which the terms and conditions of such replacement of the Asset Purchase Agreement, the Transfer Agreement or the transactions contemplated thereby are less favorable to Parent than the terms and conditions of the Asset Purchase Agreement, the Transfer Agreement or the transactions contemplated thereby (without giving effect to such replacement) will be taken into account for purposes of determining if such replacement would or would reasonably be expected to have a Substantial Detriment and (3) Parent shall not be obligated to sell, divest or dispose any brands or product lines other than Winston, Salem, KOOL, Doral, Maverick and blu.

(e) To assist Parent in complying with its obligations set forth in this Section 6.03, if requested by Parent, the Company will, and will cause its Subsidiaries to, execute any amendment or modification to the Asset Purchase Agreement or the Transfer Agreement or enter into one or more agreements as requested by Parent to be entered into by any of them prior to the Closing with respect to any transaction to divest, hold separate or otherwise take any action that would limit the Company’s or its Subsidiaries’ freedom of action, ownership or control with respect to, or their ability to retain or hold, directly or indirectly, any of the businesses, assets, equity interests, product lines, properties or services of the Company or any of its Subsidiaries or any equity interest in any joint venture held by the Company or any of its Subsidiaries (each, an “Other Divestiture Action”); provided, however, that (i) the consummation of the transactions provided for in any such agreement for an Other Divestiture Action (an “Other Divestiture Agreement”), and any liability to be incurred by the Company, will be conditioned (as either a condition precedent or subsequent) upon the Closing or satisfaction or (to the extent permitted by applicable Law) waiver of all of the conditions to Closing in a case where the Closing will occur immediately following consummation of such Other Divestiture Action (and where Parent has irrevocably committed to effect the Closing immediately following consummation of such Other Divestiture Action) and (ii) Parent will use (and will cause its Subsidiaries to use) its reasonable best efforts to obtain all necessary Consents from third parties in connection with any such Other Divestiture Action or Other Divestiture Agreement. Notwithstanding the foregoing, none of the Company, Parent or any of their respective Subsidiaries will be obligated to amend or waive the provisions of any Contract, or be obligated to pay any consent or similar fees or payments, unless such action is conditioned upon the consummation of the transactions contemplated by this Agreement. None of the actions taken or proposed to be taken pursuant to this Section 6.03(e) will be deemed to result in a breach of the representations and warranties set forth in this Agreement or will be considered for purposes of determining whether a Company Material Adverse Effect or a Parent Material Adverse Effect has occurred.

(f) If the actions taken by Parent and the Company pursuant to Section 6.03(d) and Section 6.03(e) do not result in the conditions set forth in Section 7.01(c) and Section 7.01(d) being satisfied, then, during the term of this Agreement, Parent and the Company will (i) initiate or participate in any proceedings, whether judicial or administrative, in order to vigorously oppose or defend against any action by any Governmental Entity to prevent or enjoin the consummation of the Transactions and (ii) use their reasonable best efforts to take such action as necessary to overturn any regulatory action by any Governmental Entity to block consummation of the Transactions, including by vigorously defending any Action brought by any Governmental Entity in order to avoid the entry of, or to have vacated, overturned or terminated, including by appeals if necessary, any Legal Restraint resulting from any Action that would cause any condition set forth in Section 7.01(c) or Section 7.01(d) not to be satisfied.

(g) In connection with and without limiting the generality of the foregoing, each of Parent and the Company will:

(i) make or cause to be made as promptly as reasonably practicable (and in any event no later than ten Business Days following the date of this Agreement), in consultation and cooperation with the other, BAT and, with respect to the transactions contemplated by the Asset Purchase Agreement and the Transfer Agreement, Lignum-2 and Imperial, all filings required under the HSR Act relating to the Transactions;

(ii) use its reasonable best efforts to furnish to the other all assistance, cooperation and information required for any such registration, declaration, notice or filing and in order to achieve the effects set forth in Section 6.03;

(iii) give the other reasonable prior notice of any such registration, declaration, submission, notice or filing and, to the extent reasonably practicable, of any communication with any Governmental Entity regarding the Transactions (including with respect to any of the actions referred to in Section 6.03(d), Section 6.03(e) and in this Section 6.03(g)), and permit the other to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other in connection with any such registration, declaration, submission, notice, filing or communication;

(iv) promptly inform the other of (and supply to the other) any communication received by such Party from, or given by such Party to, any Governmental Entity;

(v) respond as promptly as reasonably practicable to any inquiries or requests received from any Governmental Entity or any other authority enforcing applicable antitrust, competition, trade regulation or similar Laws (such Laws, “Antitrust Laws”) for additional information or documentary material in connection with antitrust, competition, trade regulation or similar matters (including a “second request” under the HSR Act), and not extend any waiting period under the HSR Act or enter into any agreement with such Governmental Entities or other authorities not to consummate any of the transactions contemplated by this Agreement, except with the prior written consent of the other Parties, which consent will not be unreasonably withheld or delayed; and

(vi) unless prohibited by applicable Law or by the applicable Governmental Entity, (A) not participate in or attend any meeting, or engage in any substantive conversation with any Governmental Entity in respect of the Merger (including with respect to any of the actions referred to in Section 6.03(d), Section 6.03(e) and in this Section 6.03(g)) without the other, (B) give the other reasonable prior notice of any such meeting or conversation, (C) in the event one party is prohibited by applicable Law or by the applicable Governmental Entity from participating in or attending any such meeting or engaging in any such conversation, keep such party reasonably apprised with respect thereto, (D) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transaction Agreements and the Transactions, articulating any regulatory or competitive argument, or responding to requests or objections made by any Governmental Entity and (E) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff, on the other hand, with respect to this Agreement and the Merger, subject to redaction of competitively sensitive information, valuation material or information subject to attorney client privilege.

(h) Notwithstanding anything else contained herein, the provisions of Section 6.03(d) will not require the Company, Parent or any of their respective

Subsidiaries to offer, take, commit to or accept any action, restrictions or limitations of or on the Company, Parent or their respective Subsidiaries, or to permit such actions, restrictions or limitations without the prior written consent of the other Party, if such actions, restrictions or limitations, individually or in the aggregate, would or would reasonably be expected to result in a Substantial Detriment.

Section 6.04. Indemnification, Exculpation and Insurance.

(a) From and after the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation to, (i) indemnify, defend and hold harmless, to the fullest extent permitted by applicable Law, all past and present directors and officers of the Company and any Company Subsidiary and all fiduciaries under any Company Benefit Plan (each, together with such person’s heirs, executors or administrators, a “Company Indemnified Party”) against any costs, expenses (including reasonable attorneys’ fees and expenses and disbursements), judgments, fines, losses, claims, damages or liabilities to the extent related to any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Company Indemnified Party is or was a director or officer of the Company or any of the Company Subsidiaries or a fiduciary under any Company Benefit Plan or is or was serving at the request of the Company or any of the Company Subsidiaries as a director or officer of any other corporation, limited liability company, partnership, joint venture, trust or other business or non-profit enterprise (including any Company Benefit Plan) at or prior to the Effective Time whether asserted or claimed prior to, at or after the Effective Time (including with respect to acts or omissions occurring in connection with the Transaction Agreements and the consummation of the Transactions). Subject to applicable Law, the Surviving Corporation will, and Parent will cause the Surviving Corporation to, pay the fees and expenses of a Company Indemnified Party (including reasonable attorneys’ fees and expenses and disbursements) in advance of the final disposition of any action, suit, proceeding or investigation that is the subject of the right to indemnification under this Section 6.04(a); provided, however, that such Company Indemnified Party undertakes to reimburse the Surviving Corporation for all amounts so advanced if a court of competent jurisdiction determines by a final, nonappealable order that such Company Indemnified Party is not entitled to indemnification.

(b) From and after the Effective Time, the Surviving Corporation and its Subsidiaries will, and Parent will cause the Surviving Corporation and its Subsidiaries to, honor (i) all rights to indemnification, advancement of expenses and exculpation (as applicable) of each Company Indemnified Party and each past and present employee of the Company and any Company Subsidiary as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) as in effect on the date of this Agreement and (ii) all rights to indemnification and advancement of expenses of each Company Indemnified Party and each past and present employee of the Company and any Company Subsidiary as provided in any Contract with the Company or one of its Subsidiaries. A true and complete copy of each such Contract has been provided by the Company to Parent prior to the date of this Agreement.

(c) For a period of six years from the Effective Time, the Surviving Corporation will maintain, and Parent will cause to be maintained, in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date of this Agreement by the Company and its Subsidiaries from a carrier with the same or better credit ratings to the Company’s existing directors’ and officers’ insurance and fiduciary liability insurance policy carrier and with terms, conditions, retentions and levels of coverage not less favorable to the insured Persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts, events, acts or omissions that occurred on or before the Effective Time, except that in no event will Parent be required to pay an annual premium for such insurance in excess of 250% of the aggregate annual premium payable by the Company for such insurance policy for the year ended December 31, 2013 (the “Maximum Amount”); provided, however, that if such insurance can only be obtained at an annual premium in excess of the Maximum Amount, Parent will obtain the policy of directors’ and officers’ insurance with the greatest coverage available for an annual premium equal to the Maximum Amount. In lieu of the foregoing, the Company may in its discretion purchase, and Parent may in its discretion purchase if the Company declines to do so, a “tail” directors’ and officers’ liability insurance and fiduciary liability insurance policy covering the six-year period from and after the Effective Time from a carrier with the same or better credit ratings to the Company’s existing directors’ and officers’ insurance and fiduciary liability insurance policy carrier and with terms, conditions, retentions and levels of coverage not less favorable to the insured Persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts, events, acts or omissions that occurred on or before the Effective Time, provided that without Parent’s consent, the cost of such “tail” policy will not exceed the Maximum Amount.

(d) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent or the Surviving Corporation will cause proper provision to be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.04.

(e) The provisions of this Section 6.04 will (i) survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Company Indemnified Parties), his or her heirs and his or her representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Law, contract or otherwise.

Section 6.05. Fees and Expenses. Except as provided in Section 6.02(b), Section 8.02(b), Section 8.02(c) and Section 8.02(e), all fees and expenses incurred in connection with the Transaction Agreements and the Transactions will be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided, however, that (a) Parent and the Company will share equally the filing fees payable to the SEC with respect to, and all fees and expenses, other than attorneys’ fees, incurred in connection with the printing and mailing of, the Form S-4 and Joint Proxy Statement and any amendments or supplements thereto and (b) Parent and the Company will share equally the filing fee incurred in connection with the filing required under the HSR Act relating to the Merger.

Section 6.06. Transaction Litigation. Subject to applicable Law, the Company will give Parent the opportunity, at Parent’s cost and expense, to participate in the defense or settlement of any Action against the Company or its directors or officers by a holder of securities of the Company relating to the Transactions, and no such settlement will be agreed to without the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed). Subject to applicable Law, Parent will give the Company the opportunity, at the Company’s cost and expense, to participate in the defense or settlement of any Action against Parent or its directors or officers by a holder of securities of Parent relating to the Transactions. For purposes of this Section 6.06, “participate” means that the non-litigating party will be kept apprised of proposed strategy and other significant decisions with respect to the Action by the litigating party (to the extent the attorney-client privilege between the litigating party and its counsel is not undermined or otherwise affected), and the non-litigating party may offer comments or suggestions with respect to the Action but not be afforded any decision-making power or other authority over the Action, except for the settlement consent, if any, set forth above.

Section 6.07. Section 16 Matters. Prior to the Effective Time, the Company, Parent and Merger Sub each will take all such steps as may be required to cause (a) any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Transactions by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.08. Public Announcements. Except with respect to any Company Adverse Recommendation Change or Parent Adverse Recommendation Change made in accordance with the terms of this Agreement, Parent and the Company will use reasonable best efforts to develop a joint communications plan and to consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, and not to issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (in such event, with prompt notice to the other Party). The Company and Parent agree that the initial press release to be issued with respect to the Transactions will be in the form heretofore agreed to by the parties. Notwithstanding the foregoing sentences of this Section 6.08, Parent and the Company may make any oral or written public announcements, releases or statements without complying with the foregoing requirements if the substance of such announcements, releases or statements, was publicly disclosed and previously subject to the foregoing requirements.

Section 6.09. Stock Exchange Listing. Parent will use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Share Issuance to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

Section 6.10. Financing Activities.

(a) Parent will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the Financing on the terms and conditions described in the Commitment Letters (including the exercise of so-called “market flex” provisions in the related fee letters) as promptly as practicable (taking into account the expected timing of the Closing), including using reasonable best efforts to (i) maintain in effect the Commitment Letters, (ii) negotiate definitive financing agreements with respect to the Financing on terms and conditions (including the exercise of so-called “market flex” provisions in the related fee letters) that are not materially less favorable to Parent than the terms and conditions (including the exercise of so-called “market flex” provisions in the related fee letters) contemplated by the Commitment Letters and enter into, on or prior to the Closing Date, definitive financing agreements with respect to the Financing, (iii) satisfy on a timely basis (or obtain the waiver of) (taking into account the expected timing of the Closing) all conditions applicable to Parent at or prior to the Closing that are within its control (excluding any condition where the failure to be so satisfied is the result of the Company’s failure to furnish the information reasonably requested by Parent in accordance with the terms of this Agreement), and otherwise comply with the obligations applicable to Parent in the Commitment Letters and such definitive agreements within its control, (iv) consummate the Financing or any Replacement Financing at or prior to Closing, and (v) enforce its rights under the Commitment Letters. In the event that all conditions to funding the Financing set forth in the Commitment Letters have been satisfied or, upon funding will be satisfied, Parent will use its reasonable best efforts to cause the Financing Sources and the other Persons providing or committing to provide the Financing to comply with their obligations under the Commitment Letters and the definitive financing agreements entered into in connection with the Financing and to fund on or before the Closing Date the Financing required to consummate the Merger and the other transactions contemplated by this Agreement (including taking enforcement action, including seeking specific performance (including through litigation if appropriate), to cause such Financing Sources and the other Persons providing or committing to provide the Financing to fund such Financing). Parent will keep the Company informed of the status of its efforts to arrange the Financing and to satisfy the conditions thereof, including (A) promptly notifying the Company of (1) any material breach or material default by any party to the Commitment Letters or any definitive financing agreement entered into in connection with the Financing, if such breach or default would reasonably be expected to affect the timely availability of, or the amount of, the Financing and (2) the receipt by any of Parent or any of its Representatives of any written notice or other written communication from any Financing Source or any other Person with respect to any material dispute or disagreement between or among any parties to any Commitment Letter or any definitive financing agreement entered into in connection with the Financing, if such dispute or disagreement would reasonably be expected to affect the timely availability of, or amount of, the Financing and (B) upon the Company’s reasonable request, advising and updating the Company, in a reasonable level of detail, with respect to status. Without the prior written consent of the Company, Parent will not agree, permit or otherwise consent, to any amendment of, supplement, modification to, or waiver under, the Commitment Letters or the definitive agreements relating to the Financing if such amendment, supplement, modification or waiver (x) would reduce the aggregate cash amount of proceeds of the Financing (including by changing the amount of fees to be paid or original issue discount of the Financing (except as set forth in any so-called “market flex” provisions existing on the date of this Agreement in the related fee letters)) (it being understood that any reduction in the Bridge Facility in an amount corresponding to the proceeds from any Replacement Financing in accordance with terms of the Commitment Letters as in effect on the date hereof does not constitute a modification, amendment, supplement or waiver of the Commitment Letters), (y) would impose new or additional conditions or otherwise expand any of the conditions to the receipt of the Financing from those set forth in the Commitment Letters on the date of this Agreement or (z) would otherwise reasonably be expected to (1) prevent or materially delay the Closing Date or (2) make the funding of the Financing or satisfaction of the conditions to obtaining the Financing less likely to occur (collectively, the “Restricted Commitment Letter Changes”), other than a waiver of any closing conditions by lender(s) or their agents; provided, however, Parent may amend the Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Commitment Letters as of the date of this Agreement, if the addition of such additional parties, individually or in the aggregate, would not constitute a Restricted Commitment Letter Change. In addition, Parent will not permit or consent to any waiver of any remedy under the Commitment Letters or to any early termination of the Commitment Letters. For purposes of this Agreement, references to the “Commitment Letters” will include such document as permitted or required by this Section 6.10 to be amended, modified, supplemented or waived, in each case from and after the date of such amendment, supplement, modification or waiver.

(b) If, notwithstanding the use of reasonable best efforts by Parent to satisfy its obligations under this Section 6.10, any of the Financing or the Commitment Letters (or any definitive financing agreement relating thereto) expire or are terminated or otherwise become unavailable prior to the Closing, in whole or in part, for any reason, Parent will (i) promptly notify the Company of such expiration, termination or unavailability and (ii) use its reasonable best efforts promptly to arrange for alternative financing (which will be in an amount sufficient to pay, when added to the other resources of Parent and other financing arrangements, the Required Amount) from other sources on terms and conditions (including under so-called “market flex” provisions under the related fee letters) not materially less favorable, taken as a whole, to Parent than the terms and conditions of the Financing contained in the Commitment

Letters (including under so-called “market flex” provisions under the related fee letters) to replace the Financing contemplated by such expired or terminated or unavailable commitments or agreements (“Alternative Financing”). True, complete and correct copies of each commitment letter and other agreement relating to the Alternative Financing (the “Alternative Commitment Letters”) will be promptly provided to the Company. If applicable, references in this Agreement to “Financing” will include “Alternative Financing,” any reference to “Commitment Letters” will include the “Alternative Commitment Letters” and any reference to definitive financing agreements related to the Financing will include the definitive financing agreements related to the Alternative Financing.

(c) Parent and Merger Sub acknowledge and agree that the obtaining of the Financing is not a condition to the Closing. For the avoidance of doubt, if the Financing has not been obtained, Parent will continue to be obligated, subject to the fulfillment or waiver of the conditions set forth in ARTICLE VII, to complete the Merger and consummate the other transactions contemplated hereby.

Section 6.11. Employee Matters.

(a) For a period of one year following the Closing Date, Parent will, or will cause the Surviving Corporation to, provide to employees of the Company and its subsidiaries as of the Closing who are Retained Lorillard Employees (as defined in the Asset Purchase Agreement) (the “Company Employees”) with (i) base compensation, salary and wages that are no less favorable than those provided to each Company Employee as of immediately prior to the Closing, (ii) cash incentive and other bonus opportunities that are no less favorable than those provided to each Company Employee as of immediately prior to the Closing, (iii) employee benefit plans, programs and arrangements (excluding change in control, transaction bonus and retention arrangements) that are substantially similar in the aggregate to those provided to similarly situated employees of Parent or the Parent Subsidiaries and (iv) severance benefits and protections that are at the levels set forth on Section 6.11(a) of the Company Disclosure Letter, provided, however, that with respect to any Company Employee who is a Specified Employee (as defined in Section 6.11(e)), such Specified Employee’s severance benefits and protections will be as set forth in such Specified Employee’s severance agreement entered into with the Company. Notwithstanding the foregoing, the provisions of this paragraph will not apply to any employees of the Company or any Company Subsidiary who are covered by Company CBAs.

(b) Parent will, or will cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their terms, all Company Benefit Plans subject, in the case of each Company Benefit Plan, to the right of Parent, the Surviving Corporation or any Subsidiary of either to amend or terminate any Company Benefit Plan in accordance with its terms.

(c) For purposes of vesting, eligibility to participate and level of benefits under the employee benefit plans, programs, policies and arrangements providing benefits to any Company Employee on and after the Closing Date (including the Parent

Benefit Plans) (the “New Plans”), each Company Employee will be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors prior to the Closing, to the same extent credit for such service was provided under the Company Benefit Plans (the “Old Plans”) as of immediately prior to the Closing, to the extent such service credit would not result in the duplication of benefits under any New Plan. Without limiting the generality of the foregoing, (i) each Company Employee who ceases to be eligible to participate in an Old Plan will immediately be eligible to participate, without any waiting period, in any corresponding New Plan to the extent such New Plan is comparable and intended to replace the benefits under any such Old Plan, (ii) for purposes of any New Plan providing benefits to any Company Employee, Parent will cause all pre-existing condition limitations, exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and such Company Employee’s covered dependents, and (iii) to the extent Parent receives from the Company sufficient information, Parent will cause any eligible expenses incurred by a Company Employee during the calendar year in which the Closing Date occurs under an Old Plan to be taken into account for purposes of satisfying such year’s deductible, co-payment or co-insurance and maximum out-of-pocket limitations under any relevant New Plans in which such Company Employee becomes eligible to participate during the calendar year in which the Closing Date occurs.

(d) Parent and the Company, as applicable, shall cause

(i) all fiscal year 2014 bonus amounts under annual bonus, sales and other cash incentive plans of the Company and its Subsidiaries (the “FY2014 Bonuses”) to be calculated and paid in the ordinary course of business to the eligible Company Employees; provided, however, that (I) if the Closing Date occurs following the end of fiscal year 2014 but prior to the date the FY2014 Bonuses are paid in the ordinary course, such bonus amounts shall be calculated based on actual results and performance achieved in respect of fiscal year 2014, or (II) if the Closing Date occurs prior to the end of fiscal year 2014, such bonus amounts shall be calculated based on actual performance achieved during the period from the commencement of fiscal year 2014 through the Closing Date measured against pro-rated performance goals (which shall be obtained by multiplying the applicable performance goals by a fraction, the numerator of which is the number of full months that have elapsed in fiscal year 2014 through the Closing Date and the denominator of which is 12), and in the case of either (I) or (II), such bonus amounts shall be paid as soon as practicable, but not later than the second regularly scheduled payroll date occurring on or following the Closing Date, and

(ii) all fiscal year 2015 bonus amounts under annual bonus, sales and other cash incentive plans of the Company and its Subsidiaries that are established in accordance with Section 5.01(b) of the Company Disclosure Letter (the “FY2015 Bonuses”) to be calculated and paid in the ordinary course of business to the eligible Company Employees; provided, however, that (I) if the Closing Date occurs following the end of fiscal year 2015 but prior to the date the

FY2015 Bonuses are paid in the ordinary course, such bonus amounts shall be calculated based on actual results and performance achieved in respect of fiscal year 2015, or (II) if the Closing Date occurs following the commencement of fiscal year 2015, such bonus amounts shall be calculated at the target level of performance, with such result prorated to reflect the number of days elapsed from the commencement of fiscal year 2015 through the Closing Date and, in the case of either (I) or (II), such bonus amounts shall be paid as soon as practicable, but no later than the second regularly scheduled payroll date occurring on or following the Closing Date.

Notwithstanding the foregoing, to the extent that any bonus amounts are payable pursuant to the terms of this Section 6.11(d), Parent shall not be required to pay any such bonus amounts in respect of such whole or partial applicable periods for which payment was or will concurrently be received by a Company Employee, including under any severance arrangement, if payment under this Section 6.11(d) would result in duplication of benefits to such Company Employee.

(e) Parent acknowledges and agrees (i) that a “Change in Control” or “Change of Control” (or other similar phrase) within the meaning of any severance agreement, plan or arrangement entered into, sponsored or maintained by the Company or any of its Subsidiaries, will occur at or prior to the Closing Date, as applicable, as a result of the Merger contemplated by this Agreement, (ii) that each of the individuals listed on Section 6.11(e) of the Company Disclosure Schedule (each, a “Specified Employee”), and, irrespective of whether such individual is or becomes a Transferred Employee (as defined in the Asset Purchase Agreement), shall be deemed to be terminated without “Cause” (or other similar phrase) within the meaning of the applicable severance agreement as of the Closing Date, unless (x) such Specified Employee is identified as a Retained Lorillard Employee (as defined in the Asset Purchase Agreement), and (y) Parent reasonably believes that the terms and conditions of such Retained Lorillard Employee’s continued employment immediately following the Closing would not constitute “Good Reason” (or similar phrase) within the meaning of such Retained Lorillard Employee’s severance agreement in effect as of the Closing Date (determined for purposes of this Section 6.11(e)(ii) without regard to the amount of the increase in any such Retained Lorillard Employees one-way commute in respect of such continued employment, it being understood that neither this parenthetical nor any other provision of this Agreement is intended to modify the severance agreement of any such Retained Lorillard Employee), but subject in any event to compliance with Section 409A of the Code, and (iii) that Parent shall not waive, cancel, terminate or release any Specified Employee from such Specified Employee’s non-competition, non-solicitation and other restrictive covenant obligations under the applicable severance, employment or other similar agreement without the prior written consent of such Specified Employee.

(f) Any Company Employee (other than a Specified Employee) who is not a Retained Lorillard Employee and who does not receive or does not accept an offer of employment from Imperial in accordance with Section 1(a) of Exhibit D of the Asset Purchase Agreement will be terminated by the Company as of the Closing Date and will be entitled to severance benefits (if any) in accordance with the terms of the applicable Company Benefit Plan or any New Plan or other arrangement adopted by the Parent or any of its Subsidiaries that provides for the same level of benefits.

(g) Without limiting the generality of Section 9.07, no provision of this Section 6.11 will (i) create any right in any Company Employee to continued employment by the Parent, the Surviving Corporation, the Company or any of their respective Subsidiaries or limit the ability of the Parent, the Surviving Corporation, the Company or any of their respective Subsidiaries to terminate the employment of any Company Employee, (ii) confer upon any Company Employee any rights or remedies under or by reason of this Agreement, (iii) except as expressly required by their terms, require Parent, the Surviving Corporation, the Company or any of their respective Subsidiaries to continue any Old Plans or New Plans, as applicable, or prevent the amendment, modification or termination thereof on or after the Closing Date in accordance with their terms, or (iv) be treated as a restatement, amendment or waiver of or to any particular Old Plan or New Plan or other employee benefit plan.

(h) From and after the date of this Agreement, the Company will notify Parent promptly of any notice or other communication received by the Company or any Company Subsidiary from the Pension Benefit Guaranty Corporation (“PBGC”) regarding any defined benefit pension plan of the Company or any Company Subsidiary. In the event of any such notice or communication, the Company will consult with Parent with respect to any communications with the PBGC or its Representatives and will not enter into any Contract with the PBGC without Parent’s prior consent.

(i) The Company will fulfill its legal obligations, if any, with respect to the labor unions representing Company employees or employees of any of the Company Subsidiaries over the effects of the Transactions prior to the Closing Date.

Section 6.12. Board Representation. At Closing, the Parent Board will appoint the individual designated on Section 6.12 of the Company Disclosure Letter to the Parent Board. If for any reason such individual is no longer a member of the Company Board as of the Closing or is otherwise unable to serve on the Parent Board, the Company will designate another individual serving on the Company Board as of the Closing who is reasonably acceptable to the Parent Board to be appointed to the Parent Board.

Section 6.13. Imperial Termination Fee. If the Asset Purchase Agreement is terminated and Parent receives the Imperial Termination Fee (as defined in the Asset Purchase Agreement) in connection with such termination, then in the event this Agreement is terminated, Parent will promptly (and, in any event, within two Business Days after the later of (a) receipt of the Imperial Termination Fee and (b) the date this Agreement is terminated) pay to the Company an amount equal to 40% of the amount of such Imperial Termination Fee.

Section 6.14. Matters Relating to Asset Purchase Agreement and Transfer Agreement.

(a) The Company hereby makes the representations and warranties set forth in Article IV of the Asset Purchase Agreement to Parent in the same manner and with the same qualifications as such representations and warranties are made by Parent under the Asset Purchase Agreement (except that the “knowledge of RAI” qualification as described in the Asset Purchase Agreement shall be deemed to instead refer to the “Knowledge of the Company”), and at the Closing, if capable of doing so, the Company will deliver to Parent a “bring-down” certificate to such effect signed on behalf of the Company by an executive officer of the Company.

(b) The Company covenants and agrees that unless the Asset Purchase Agreement is terminated in accordance with its terms, the Company and its Subsidiaries will use their reasonable best efforts (i) to perform all covenants and agreements that Parent is required to use its reasonable best efforts to cause to be performed by the Company or its Affiliates in the Asset Purchase Agreement and (ii) comply with all the covenants and agreements applicable to the Company set forth in the Transfer Agreement. The Company will use its reasonable best efforts to enforce (including through litigation) Lignum-2’s obligations under the Transfer Agreement.

(c) Parent will use its reasonable best efforts to (i) comply with the covenants and agreements applicable to Parent set forth in the Asset Purchase Agreement applicable to it with respect to the RAI Assets and the PR Business (each as defined in the Asset Purchase Agreement) and (ii) seek, at the request of the Company, to obtain any consents from Lignum-2 under Section 6.01 of the Asset Purchase Agreement as the Company may reasonably request. Parent will use its reasonable best efforts to enforce (including through litigation) Lignum-2’s and Imperial’s obligations under the Asset Purchase Agreement.

(d) Parent hereby agrees that prior to the termination of this Agreement, Parent will not without the Company’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned): (i) amend, modify or waive, grant any consent or extension in respect of, or agree to any change to, any term or condition of the Asset Purchase Agreement (“APA Changes”); provided, however, that Parent may effect an APA Change, following consultation with the Company with respect to such proposed APA Change, that does not expressly relate to the Company and could not otherwise reasonably be expected to adversely affect the Company or prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by the Asset Purchase Agreement; (ii) assign any of its rights or obligations under the Asset Purchase Agreement (other than to any of its Affiliates); or (iii) execute any right Parent may have to terminate the Asset Purchase Agreement, other than pursuant to Sections 10.01(b), 10.01(e), 10.01(g), 10.01 (h) or 10.01(i) of the Asset Purchase Agreement.

(e) The Company hereby agrees that prior to the termination of this Agreement, the Company will not: (i) amend, modify or waive, grant any consent or extension in respect of, or agree to any change to, any term or condition of the Transfer Agreement; (ii) assign any of its rights or obligations under the Transfer Agreement; or (iii) execute any right it may have to terminate the Transfer Agreement.

(f) Each of Parent, in respect of the Asset Purchase Agreement, and the Company, in respect of the Transfer Agreement, shall deliver to the other any notice received or delivered pursuant to the Asset Purchase Agreement and the Transfer Agreement, as the case may be.

(g) Notwithstanding anything to the contrary in this Agreement, neither a breach by a Party or inaccuracy of any of the representations and warranties set forth in Section 6.14(a) nor a failure to comply with any of the covenants and agreements set forth in this Section 6.14 will constitute a failure of any of the conditions set forth in Section 7.02 or Section 7.03, as applicable, to be satisfied.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to consummate the Merger is subject to the satisfaction (or waiver by the party entitled to the benefit thereof, to the extent permitted by applicable Law) on or prior to the Closing Date of the following conditions:

(a) Shareholder and Stockholder Approvals. The Parent Shareholder Approval and the Company Stockholder Approval shall have been obtained.

(b) Listing. The shares of Parent Common Stock issuable as Stock Consideration pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(c) HSR Act. Any waiting period applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(d) No Legal Restraints. No applicable Law and no Judgment, preliminary, temporary or permanent, or other legal restraint or prohibition and no binding order or ruling by any Governmental Entity (collectively, the “Legal Restraints”) will be in effect that prevents, makes illegal or prohibits the consummation of the Merger.

(e) Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for that purpose shall be pending before the SEC.

Section 7.02. Condition to Parent’s and Merger Sub’s Obligation to Effect the Merger. The obligation of Parent and Merger Sub to consummate the Merger is further subject to the satisfaction (or waiver by Parent and Merger Sub, to the extent permitted by applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in this Agreement (except for the representations and warranties contained in Section 4.01, Section 4.03, Section 4.04 and Section 4.19) will be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (it being agreed that with respect to any representation or warranty with respect to which effects resulting from or arising in connection with the matters set forth in clause (a)(iv) of the definition of the term “Company Material Adverse Effect” are not excluded for purposes of qualifying such representation or warranty in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur, such effects will similarly not be excluded for purposes of this Section 7.02(a)), and (ii) the representations and warranties of the Company contained in Section 4.01, Section 4.03, Section 4.04 and Section 4.19 will be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date). Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) Absence of Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(d) No Substantial Detriment. No Legal Restraint issued or promulgated by a U.S. Governmental Entity under any Antitrust Laws will be in effect, in each case as a result of the Merger and other than those that may be reflective of the Transaction Agreements, that results, directly or indirectly, in (i) any prohibition or limitation on the ownership or operation by the Surviving Corporation, Parent or any of their respective Subsidiaries of any portion of the business, properties or assets of the Surviving Corporation, Parent or any of their respective Subsidiaries, (ii) the Surviving Corporation, Parent or any of their respective Subsidiaries being compelled to dispose of or hold separate any portion of the business, properties or assets of the Surviving Corporation, Parent or any of their respective Subsidiaries, (iii) any prohibition or limitation on the ability of Parent to acquire or hold, or exercise full right of ownership of, any shares of the capital stock of the Surviving Corporation or its Subsidiaries, including the right to vote, or (iv) any prohibition or limitation on Parent effectively controlling the business or operations of the Surviving Corporation and its Subsidiaries (collectively, an “Antitrust Divestiture/Restriction”), which, individually or in the aggregate, in the case of each of clauses (i)-(iv), would reasonably be expected to result in a Substantial Detriment.

Section 7.03. Condition to the Company’s Obligation to Effect the Merger. The obligations of the Company to consummate the Merger are further subject to the satisfaction (or waiver by the Company, to the extent permitted by applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in this Agreement (except for the representations and warranties contained in Section 3.01, Section 3.03, Section 3.04 and Section 3.14) will be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect (it being agreed that with respect to any representation or warranty with respect to which effects resulting from or arising in connection with the matters set forth in clause (a)(iv) of the definition of the term “Parent Material Adverse Effect” are not excluded for purposes of qualifying such representation or warranty in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur, such effects will similarly not be excluded for purposes of this Section 7.03(a)). and (ii) the representations and warranties of Parent and Merger Sub contained in Section 3.01, Section 3.03, Section 3.04 and Section 3.14 will be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date). The Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by an executive officer of each of Parent and Merger Sub, respectively, to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by an executive officer of each of Parent and Merger Sub, respectively, to such effect.

(c) Absence of Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Parent Material Adverse Effect, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of the Company Stockholder Approval or the Parent Shareholder Approval, as follows:

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if the Merger is not consummated on or before the End Date. The “End Date” will mean 12 months from the date of this Agreement; provided, however, that each of Parent and the Company will not be permitted to terminate this Agreement pursuant to this Section 8.01(b)(i) if the failure to consummate the Merger by the End Date is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time; provided, further, that unless Parent and the Company mutually agree in writing to the contrary prior to the initial End Date, the initial End Date will be automatically, without further action by or consent of such parties, extended by six months if, on the initial End Date, the only conditions to Closing that have not been satisfied or waived (other than conditions that by their nature are to be satisfied at or immediately prior to the Closing) are: (A) one or more of the conditions set forth in Section 7.01(c) or (B) one or more of the conditions set forth in Section 7.01(d) or Section 7.02(d) in connection with a temporary restraining order, preliminary injunction or other Judgment or other Legal Restraint issued in connection with any Antitrust Law (the conditions described in clauses (A) and (B), the “Regulatory Conditions”); provided, further, that in the event all conditions precedent to the Merger have been satisfied but the End Date, by its terms, would occur before the ten Business Day period contemplated by Section 1.02, the End Date will be extended by the number of days necessary to provide Parent with the ten Business Day period contemplated thereby; provided, further, that references to “End Date” mean the End Date as it may be extended in accordance with the terms hereof;

(ii) if any Governmental Entity shall have (A) enacted, issued, promulgated or enforced any Law that makes consummation of the Merger illegal or otherwise prohibited or (B) enacted, issued, promulgated, enforced or entered any final and nonappealable Judgment which has the effect of making the consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger or the Share Issuance to the stockholders of the Company in connection with the Transactions; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall have complied in all material respects with its obligations under Section 6.03 to prevent, oppose or remove such Judgment or other Action;

(iii) if the Parent Shareholder Approval is not obtained at the Parent Shareholders Meeting duly convened therefor (unless such Parent Shareholders Meeting has been adjourned, in which case at the final adjournment thereof) at which a vote on the Share Issuance was taken; or

(iv) if the Company Stockholder Approval is not obtained at the Company Stockholders Meeting duly convened therefor (unless such Company Stockholders Meeting has been adjourned, in which case at the final adjournment thereof) at which a vote on the adoption of this Agreement was taken;

(c) by the Company, if Parent or Merger Sub breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Parent or Merger Sub contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth Section 7.03(a) or Section 7.03(b) to be satisfied and (ii) is incapable of being cured by the End Date; provided, however, that the Company will not have the right to terminate this Agreement pursuant to this Section 8.01(c) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement;

(d) by Parent, if the Company breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of the Company contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 7.02(a) or Section 7.02(b) to be satisfied and (ii) is incapable of being cured by the End Date; provided, however, that Parent will not have the right to terminate this Agreement pursuant to this Section 8.01(d) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement;

(e) by Parent, in the event that (i) a Company Adverse Recommendation Change shall have occurred and shall not have been withdrawn or (ii) the Company shall have failed to include the Company Recommendation in the Joint Proxy Statement and such failure shall not have been remedied; provided, however, that Parent will not have the right to terminate this Agreement pursuant to this Section 8.01(e) if the Company Stockholder Approval shall have been obtained;

(f) by the Company, in the event that (i) a Parent Adverse Recommendation Change shall have occurred and shall not have been withdrawn or (ii) Parent shall have failed to include the Parent Recommendation in the Joint Proxy Statement and such failure shall not have been remedied; provided, however, that the Company will not have the right to terminate this Agreement pursuant to this Section 8.01(f) if the Parent Shareholder Approval shall have been obtained; or

(g) by the Company, if permitted by Section 5.02(b) and provided that the Company has complied in all material respects with its obligations under Section 5.02(b) and has paid, or pays substantially concurrently with such termination, the Company Termination Fee pursuant to Section 8.02(b)(ii), at any time prior to obtaining the Company Stockholder Approval, in order to enter into a binding agreement that provides for a Superior Proposal.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f) or (g) of this Section 8.01 will give written notice of such termination to the other parties in accordance with Section 9.02, specifying the provision of this Agreement pursuant to which such termination is effected.

Section 8.02. Effects of Termination.

(a) In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01, this Agreement will forthwith become void and have no effect, without any liability or obligation on the part of the Company, Parent or Merger Sub, other than the last sentence of Section 6.02(b), the last sentence of Section 6.02(d), Section 6.05, Section 6.13, this Section 8.02 and ARTICLE IX, which provisions will survive such termination, but no such termination will relieve any party from any liability for fraud or intentional breach of any covenant or agreement set forth in this Agreement. As used in this Agreement, an “intentional breach” means a breach that results from an action or inaction of a Party that such Party knows will or would reasonably be expected to result in a breach of this Agreement.

(b) The Company will pay to Parent the Company Termination Fee if:

(i) Parent terminates this Agreement pursuant to Section 8.01(e); provided that if either the Company or Parent terminates this Agreement pursuant to Section 8.01(b)(i) (solely in the event that the Company Stockholders Meeting has not occurred at least five Business Days prior to the End Date) or Section 8.01(b)(iv) at any time at which Parent would have been permitted to terminate this agreement pursuant to Section 8.01(e), this Agreement will be deemed terminated pursuant to Section 8.01(e) for purposes of this Section 8.02(b)(i);

(ii) the Company terminates this Agreement pursuant to Section 8.01(g); or

(iii) (A) this Agreement is terminated pursuant to Section 8.01(b)(i) (solely in the event that the Company Stockholders Meeting has not occurred at least five Business Days prior to the End Date and other than in circumstances in which Parent is required to pay the Parent Termination Fee pursuant to Section 8.02(c)), Section 8.01(b)(iv) or Section 8.01(d), (B) after the date of this Agreement but prior to the date of the Company Stockholders Meeting (in the case of Section 8.01(b)(iv)) or prior to the date this Agreement is terminated (in the case of Section 8.01(b)(i)) or prior to the breach giving rise to such right of termination (in the case of Section 8.01(d)), a third party has made a Company Takeover Proposal that has become known to the public and such Company Takeover Proposal has not been withdrawn prior to the date of the Company Stockholders Meeting (in the case of Section 8.01(b)(iv)) or prior to the date this Agreement is terminated (in the case of Section 8.01(b)(i)) or prior to the breach giving rise to such right of termination (in the case of Section 8.01(d)), and (C) within 12 months of such termination, the Company enters into a definitive Contract to consummate any Company Takeover Proposal which is subsequently consummated or any Company Takeover Proposal is consummated. For the purposes of Section 8.02(b)(iii)(C) only, the term “Company Takeover Proposal” has the meaning assigned to such term in Section 5.02(e) except that all references to “15%” therein will be deemed to be references to “50%”.

(c) Parent will pay to the Company the Parent Termination Fee if the Company terminates this Agreement pursuant to Section 8.01(f); provided that if either the Company or Parent terminates this Agreement pursuant to Section 8.01(b)(i) (solely in the event that the Parent Shareholders Meeting has not occurred at least five Business Days prior to the End Date) or Section 8.01(b)(iii) at any time at which the Company would have been permitted to terminate this Agreement pursuant to Section 8.01(f), this Agreement will be deemed terminated pursuant to Section 8.01(f) for purposes of this Section 8.02(c).

(d) Any Company Termination Fee or Parent Termination Fee due under Section 8.02(b) or Section 8.02(c) will be paid by wire transfer of same-day funds (i) in the case of Section 8.02(b)(i) or Section 8.02(c), as promptly as reasonably practicable following the date of termination of this Agreement (and, in any event, within two Business Days thereof), (ii) in the case of Section 8.02(b)(ii), on the Business Day on which this Agreement is terminated and (iii) in the case of Section 8.02(b)(iii), on the date of consummation of the Company Takeover Proposal.

(e) Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated (i) by Parent or the Company pursuant to Section 8.01(b)(i) if, on the date this Agreement is terminated, the only conditions to Closing set forth in ARTICLE VII that have not been satisfied (other than conditions that by their nature are to be satisfied at or immediately prior to the Closing) are one or more of the Regulatory Conditions or (ii) by Parent or the Company pursuant to Section 8.01(b)(ii) if the Legal Restraint underlying such termination relates to Antitrust Laws, then, in each such case, Parent will promptly, but in no event later than two Business Days after receipt of an invoice therefor from the Company, pay and reimburse the Company all of the reasonable out-of-pocket costs and expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, economists, experts and consultants) incurred by the Company and the Company Subsidiaries in connection with the Transaction Agreements up to a maximum amount of $25,000,000 in cash (the “Company Expense Cap”) by wire transfer of same-day funds; provided, however, that the Company Expense Cap will be reduced on a dollar-for-dollar basis by any portion of the Imperial Termination Fee actually received by the Company from Parent pursuant to Section 6.13.

(f) Parent and the Company acknowledge and agree that the agreements contained in Section 8.02(b), Section 8.02(c) and Section 8.02(e) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and the Company would not have entered into this Agreement. Accordingly, if either party fails promptly to pay the amount due pursuant to Section 8.02(b), Section 8.02(c) or Section 8.02(e), as applicable, and, in order to obtain such payment, the other party commences an Action that results in a Judgment in its favor for such payment, the Company or Parent, as applicable, will pay to the other party such payment and its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such Action, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. In no event will the Company be obligated to pay the Company Termination Fee on more than one occasion, and in no event will Parent be obligated to pay the Parent Termination Fee on more than one occasion, in each case pursuant to this Section 8.02.

(g) The Company, its Subsidiaries and the Representatives of the Company and its Subsidiaries will not have any rights or claims against any Financing Source (or any its Affiliates or former, current or future general or limited partners, shareholders, managements, members, directors, officers, employees, agents and representatives) in connection with the Merger or the other Transactions, including the Financing, whether at law or equity, in contract, in tort or otherwise. Notwithstanding the foregoing, this Section 8.02(g) cannot be amended in a manner adverse to any Financing Source without the prior written consent of such Financing Source.

Section 8.03. Amendment. Prior to the Effective Time, this Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval or the Parent Shareholder Approval; provided, however, that (a) after receipt of the Company Stockholder Approval, there will be made no amendment that by applicable Law requires further approval by the stockholders of the Company without the further approval of such stockholders and (b) after receipt of the Parent Shareholder Approval, there will be made no amendment that by applicable Law requires further approval by the shareholders of Parent without the further approval of such shareholders. This Agreement may not be amended in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties. Notwithstanding the foregoing, this Section 8.03 cannot be amended in a manner adverse to any Financing Source without the prior written consent of such Financing Source.

Section 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any covenants and agreements contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement; provided, however, that (i) after receipt of the Company Stockholder Approval, there will be made no waiver that by applicable Law requires further approval by the stockholders of the Company without the further approval of such stockholders and (ii) after receipt of the Parent Shareholder Approval, there will be made no waiver that by applicable Law requires further approval by the shareholders of Parent without the further approval of such shareholders. No extension or waiver by Parent will require the approval of the shareholders of Parent unless such approval is required by Law or by the other Transaction Agreements and no extension or waiver by the Company will require the approval of the stockholders of the Company unless such approval is required by Law. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time. This Section 9.01 will not limit Section 8.02 or any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.02. Notices. All notices, requests, demands and other communications under this Agreement will be in writing and will be given (and will be deemed to have been duly given upon receipt) by delivery in person, by prepaid overnight courier (providing proof of delivery) or by email to the respective parties at the following addresses or email addresses (or at such other address for a party as will be specified in a notice given in accordance with this Section 9.02):

(a) if to the Company:

Lorillard, Inc.

714 Green Valley Road

Greensboro, North Carolina 27408

Attention: Ronald S. Milstein

Email: rmilstein@lortobco.com

with a copy to (which will not constitute notice to the Company):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention:	Robert E. Spatt
Eric M. Swedenburg

Email:	rspatt@stblaw.com
eswedenburg@stblaw.com

(b) if to Parent or Merger Sub:

Reynolds American Inc.

401 North Main Street

Winston-Salem, NC 27101

Attention: Martin L. Holton III

Email: holtonm@rjrt.com

with a copy to (which will not constitute notice to Parent or Merger Sub):

Jones Day

222 East 41st Street

New York, New York 10017

Attention:	Jere R. Thomson
Randi C. Lesnick

Email:	jrthomson@jonesday.com
rclesnick@jonesday.com

Section 9.03. Definitions. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that (a) contains provisions that are no less favorable to the Company in the aggregate, as determined by the Company in good faith, than those contained in the Confidentiality Agreement, (b) expressly permits the Company to comply with the provisions of Section 5.02 and (c) does not include any provision calling for an exclusive right to negotiate with the Company prior to the termination of this Agreement.

“Action” means any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or arbitral.

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. Notwithstanding anything herein to the contrary, none of BAT or any of its Affiliates or Subsidiaries will be considered an Affiliate of Parent or any of its Subsidiaries, and neither Parent nor any of its Subsidiaries will be considered an Affiliate of any of the foregoing.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions in New York, New York or the Department of State of the State of Delaware are authorized or required by Law or executive order to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intervening Event” means a material event, fact, circumstance, development or occurrence that is unknown to or not reasonably foreseeable by the Company Board or any member thereof on the date of this Agreement (or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the Company Board or any member thereof on the date of this Agreement), which event, fact, circumstance, development, occurrence, magnitude or material consequences becomes known to the Company Board or any member thereof prior to obtaining the Company Stockholder Approval; provided, however that none of the following will constitute a Company Intervening Event: (i) any action taken by any Party pursuant to and in compliance with the affirmative covenants set forth in Section 6.03, (ii) changes in the market price or trading volume of the Company’s securities or changes in the Company’s credit ratings (except that this clause (ii) will not prevent or otherwise affect a determination that any change, effect, event, circumstance, development or occurrence underlying such change has resulted in or contributed to a Company Intervening Effect), (iii) a change in the price or trading volume of Parent Common Stock on the NYSE (except that this clause (iii) will not prevent or otherwise affect a determination that any change, effect, event, circumstance, development or occurrence underlying such change has resulted in or contributed to a Company Intervening Effect), (iv) the receipt, existence of or terms of a Company Takeover Proposal or any inquiry relating thereto or the consequences thereof, (v) any Menthol Regulatory Action, and (vi) any change, effect, event, circumstance, development or occurrence that would constitute a Parent Material Adverse Effect but for the matters referred to in clauses (i), (ii), (iii), (v), (vii) or (viii) of the definition of “Parent Material Adverse Effect” to the extent that (other than with respect to clause (v) of the definition thereof) such changes are not materially disproportionately adverse to the business, results of operations or financial condition of Parent and its Subsidiaries taken as a whole as compared to other companies in the industry in which Parent and its Subsidiaries primarily operate.

“Company Material Adverse Effect” means any change, effect, event, circumstance, development or occurrence that, individually or in the aggregate with all other changes, effects, events, circumstances, developments or occurrences, (a) has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (b) would prevent or materially impair the ability of the Company to perform its obligations under this Agreement or consummate the Merger; except that in no event will any effect resulting or arising from or relating to any of the following matters be considered, either alone or in combination, to constitute or contribute to a Company Material Adverse Effect: (i) changes in economic or political conditions or the financing, banking, currency or capital markets in general, including with respect to interest rates or currency exchange rates; (ii) changes in Laws or changes in accounting requirements or principles (or interpretation or enforcement thereof); (iii) changes affecting industries, markets or geographical areas in which the Company or its Subsidiaries conduct their respective businesses; (iv) the negotiation, announcement, execution, pendency or performance of the Transaction Agreements or the consummation of the Transactions; (v) conduct by the Company or any of its Subsidiaries for which Parent gave its express prior written consent; (vi) a decline in the price or trading volume of Company Common Stock on the NYSE, except that this clause (vi) will not prevent or otherwise affect a determination that any change, effect, event, circumstance, development or occurrence underlying such decline has resulted in or contributed to a Company Material Adverse Effect; (vii) any natural disaster or any conditions resulting from natural disasters; (viii) acts of terrorism, sabotage, military action, armed hostilities or war (whether or not declared) or any outbreak, escalation or worsening thereof; (ix) any Menthol Regulatory Action; (x) any actions required under the Transaction Agreements to obtain any approval or authorization under Antitrust Laws for the consummation of the Transactions; or (xi) the failure, in and of itself, of the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of this Agreement (it being understood that the underlying facts giving rise or contributing to such change may be taken into account into determining whether there has been, or is reasonably expected to be, a “Company Material Adverse Effect”); provided, however, that changes, effects, events or occurrences referred to in clauses (i), (ii), (iii), (vii) or (viii) will be considered in determining whether there has been, or is reasonably expected to be, a “Company Material Adverse Effect” to the extent that such changes are materially disproportionately adverse to the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole as compared to other companies in the industry in which the Company and its Subsidiaries primarily operate (in which case only the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been, or is reasonably expected to be, a “Company Material Adverse Effect”).

“Company Owned Intellectual Property” means any Intellectual Property that is or is purported to be owned by the Company or any of its Subsidiaries.

“Company Stock Plans” means the Company 2008 Incentive Compensation Plan and each other Company Benefit Plan that provides for the award of rights of any kind to receive shares of Company Common Stock or benefits measured in whole or in part by reference to shares of Company Common Stock.

“Company Termination Fee” means $740,000,000 in cash.

“Controlled Group” means another Person (i) under common control within the meaning of Section 4001(b)(1) of ERISA with the first Person or (ii) which together with such first Person is treated as a single employer under Section 414(t) of the Code.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 or 4068(a) of ERISA, (iii) under Section 430(k) or 4971 of the Code, (iv) for violation of the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code or the group health requirements of Sections 701 et seq. of ERISA and Sections 9801 et seq. of the Code and (v) under any foreign Law similar to the foregoing clauses (i) through (iv).

“Environmental Claim” means any Actions, and any written orders, demands, directives, liens, or notices of noncompliance or violation by or from any Person alleging liability of whatever kind or nature arising out of, based on or resulting from (x) the presence or Release of, or exposure to, any Hazardous Materials at any location; or (y) the failure to comply with any Environmental Law or any Permit issued pursuant to Environmental Law.

“Environmental Laws” means all Laws, including the Toxic Substance Control Act, 15 U.S.C. §2601 et seq., Judgments, or Contracts issued, promulgated or entered into by or with any Governmental Entity, relating to pollution or to protection of natural resources, endangered or threatened species, the climate, human health (as affected by exposure to any harmful or deleterious substance) or the environment.

“Financing Sources” means the Persons that have entered into the Commitment Letters or the agreements in connection with any Financing (including by joinder) and any indentures or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates and Representatives involved in the Financing and their successors and assigns. For the avoidance of any doubt, the term “Financing Sources” does not include BAT, Lignum-2 or any of their respective Affiliates or Representatives or any of their respective successors or assigns.

“Governance Agreement” means the Governance Agreement, dated as of July 30, 2004, as amended, among BAT, B&W and Parent.

“Hazardous Materials” means any chemical, material, substance or waste that in relevant form or concentration is prohibited, limited or regulated under any applicable Environmental Law.

“Health Claims” means any claims that products may be used as smoking cessation products, have therapeutic or medicinal uses, or that using the products marketed by a Person and its Subsidiaries is less injurious to human health or less addictive than the smoking of traditional cigarettes or using other forms of tobacco products.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property and equipment, (iv) all obligations of such Person pursuant to securitization or factoring programs or arrangements, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person (other than any guarantee by Parent or any wholly owned Parent Subsidiary with respect to Indebtedness of Parent or any wholly owned Parent Subsidiary, or any guarantee by the Company or any wholly owned Company Subsidiary with respect to Indebtedness of the Company or any wholly owned Company Subsidiary), (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others, (vii) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination) or (viii) letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person.

“Intellectual Property” means all intellectual property or industrial property rights existing anywhere in the world associated with all: (a) patents and patent applications, including continuations, divisionals, continuations-in-part, reissues or reexaminations and patents issuing thereon (collectively, “Patents”); (b) trademarks, service marks, trade dress, logos, corporate names and trade names, together with the goodwill associated with any of the foregoing, and all applications and registrations therefor (collectively, “Marks”); (c) all copyrights and “moral” rights, and registrations and applications therefor, (collectively, “Copyrights”); (d) trade secret rights (“Trade Secrets”) and corresponding rights in confidential information, know how, software and other non-public information (whether or not patentable); and (e) all internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith and all registrations for any of the foregoing (“Domain Names”).

“Knowledge” of any Person means, with respect to any matter in question, in the case of Parent, the actual knowledge, following reasonable inquiry of the Person with primary responsibility for such matter, of any of the Persons set forth on Section 9.03 of the Parent Disclosure Letter and, in the case of the Company, the actual knowledge, following reasonable inquiry of the Person with primary responsibility for such matter, of any of the Persons set forth on Section 9.03 of the Company Disclosure Letter.

“Menthol Regulatory Action” means any Law, Judgment or Action enacted, promulgated, proposed or threatened by the FDA or any other Governmental Entity that could have the effect of banning or materially restricting the use of menthol in any product sold or distributed by the Company or Parent or any of their respective Subsidiaries.

“Parent Benefit Plans” means, collectively (i) all “employee pension benefit plans” (as defined in Section 3(2) of ERISA), other than any plan which is a Multiemployer Plan, “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, retention, change in control, disability, vacation, death benefit, hospitalization, medical or other plans, arrangements or understandings providing, or designed to provide, material benefits to any current or former directors, officers, employees or consultants of Parent or any Parent Subsidiary and (ii) all employment, consulting, indemnification, severance, retention, change of control or termination agreements or arrangements between Parent or any Parent Subsidiary and any current or former directors, officers, employees or consultants of Parent or any Parent Subsidiary.

“Parent Intervening Event” means a material event, fact, circumstance, development or occurrence that is unknown to or not reasonably foreseeable by the Parent Board or any member thereof on the date of this Agreement (or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the Parent Board or any member thereof on the date of this Agreement), which event, fact, circumstance, development, occurrence, magnitude or consequences becomes known to the Parent Board or any member thereof prior to obtaining the Parent Shareholder Approval; provided, however that none of the following will constitute a Parent Intervening Event: (i) any action taken by any Party pursuant to and in compliance with the affirmative covenants set forth in Section 6.03, (ii) changes in the market price or trading volume of Parent’s securities or its credit ratings (except that this clause (ii) will not prevent or otherwise affect a determination that any change, effect, event, circumstance, development or occurrence underlying such change has resulted in or contributed to a Parent Intervening Event), (iii) a change in the price or trading volume of Company Common Stock on the NYSE (except that this clause (iii) will not prevent or otherwise affect a determination that any change, effect, event, circumstance, development or occurrence underlying such change has resulted in or contributed to a Parent Intervening Event), (iv) the receipt, existence of or terms of a Parent Takeover Proposal or any inquiry relating thereto or the consequences thereof, (v) any Menthol Regulatory Action, and (vi) any events relating to the Transactions or the Company or the Company Subsidiaries.

“Parent Material Adverse Effect” means any change, effect, event, circumstance, development or occurrence that, individually or in the aggregate with all other changes, effects, events, circumstances, developments or occurrences, (a) has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole or (b) would prevent or materially impair the ability of Parent to perform its obligations under the Transaction Agreements or consummate the Transactions; except that in no event will any effect resulting or arising from or relating to any of the following matters be considered, either alone or in combination, to constitute or contribute to a Parent Material Adverse Effect: (i) changes in economic or political conditions or the financing, banking, currency or capital markets in general, including with respect to interest rates or currency exchange rates; (ii) changes in Laws or changes in accounting requirements or principles (or interpretation or enforcement thereof); (iii) changes affecting industries, markets or geographical areas in which Parent or its Subsidiaries conduct their respective businesses; (iv) the negotiation, announcement, execution, pendency or performance of the Transaction Agreements or the consummation of the Transactions; (v) conduct by Parent or any of its Subsidiaries for which the Company gave its express prior written consent; (vi) a decline in the price or trading volume of Parent Common Stock on the NYSE, except that this clause (vi) will not prevent or otherwise affect a determination that any change, effect, event, circumstance, development or occurrence underlying such decline has resulted in or contributed to a Parent Material Adverse Effect; (vii) any natural disaster or any conditions resulting from natural disasters; (viii) acts of terrorism, sabotage, military action, armed hostilities or war (whether or not declared) or any outbreak, escalation or worsening thereof; (ix) any Menthol Regulatory Action; (x) any actions required under the Transaction Agreements to obtain any approval or authorization under Antitrust Laws for the consummation of the Transactions; or (xi) the failure, in and of itself, of Parent to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of this Agreement (it being understood that the underlying facts giving rise or contributing to such change may be taken into account into determining whether there has been, or is reasonably expected to be, a “Parent Material Adverse Effect”); provided, however, that changes, effects, events or occurrences referred to in clauses (i), (ii), (iii), (vii) or (viii) will be considered in determining whether there has been, or is reasonably expected to be, a “Parent Material Adverse Effect” to the extent that such changes are materially disproportionately adverse to the business, results of operations or financial condition of Parent and its Subsidiaries taken as a whole as compared to other companies in the industry in which Parent and its Subsidiaries primarily operate (in which case only the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been, or is reasonably expected to be, a “Parent Material Adverse Effect”).

“Parent Owned Intellectual Property” means any Intellectual Property that is or is purported to be owned by the Parent or any of the Parent Subsidiaries.

“Parent Performance Share” means any award of the right to receive Parent Common Stock that is subject to restrictions based on performance or continuing service and granted under any Parent Stock Plan.

“Parent Stock Plans” means the Amended and Restated 2009 Omnibus Incentive Compensation Plan, the Equity Incentive Award Plan for Directors of Parent and each other Parent Benefit Plan that provides for the award of rights of any kind to receive shares of Parent Common Stock or benefits measured in whole or in part by reference to shares of Parent Common Stock.

“Parent Takeover Proposal” means any inquiry, proposal or offer (whether or not in writing) from any Person or group of Persons (other than the Company or any of its Subsidiaries) with respect to any (i) merger, consolidation, share exchange, other business combination or similar transaction involving Parent or any of its Subsidiaries, pursuant to which such Person or group of Persons (or Affiliates thereof) would acquire 50% or more of the consolidated revenues, net income or assets of Parent and its Subsidiaries, taken as a whole, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Subsidiary of Parent or otherwise) to such Person or group of Persons (or Affiliates thereof) of any business or assets of Parent or its Subsidiaries representing 50% or more of the consolidated revenues, net income or assets of Parent and its Subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to such Person or group of Persons (or Affiliates thereof) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 50% or more of the total outstanding voting power of Parent, (iv) transaction in which such Person or group of Persons (or Affiliates thereof) will acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, of 50% or more of the Parent Common Stock or (v) combination of the foregoing (in each case, other than the Transactions); provided, however, that any proposal or offer to the extent related to any purchase of assets of Parent or any of its Subsidiaries contemplated by the Parties in connection with the Merger or the other Transactions will not be deemed a Parent Takeover Proposal.

“Parent Termination Fee” means $740,000,000 in cash.

“Permitted Liens” means any Lien (a) for Taxes or governmental assessments, charges or claims of payment (i) not yet due or (ii) being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, or other similar lien arising in the ordinary course of business consistent with past practice, or (c) which is disclosed on the most recent consolidated balance sheet of the Company or notes thereto included in the Company SEC Documents filed prior to the date of this Agreement or securing liabilities reflected on such balance sheet.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Qualifying Amendment” means an amendment or supplement to the Joint Proxy Statement (including by incorporation by reference) to the extent it contains (i) a Parent Adverse Recommendation Change or Company Adverse Recommendation Change, as applicable, (ii) a statement of the reasons of the Parent Board for making such Parent Adverse Recommendation Change or of the Company Board for making such Company Adverse Recommendation Change and (iii) additional information reasonably related to the foregoing.

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within or from any building, structure, facility or fixture.

“Replacement Financing” means any Alternative Financing or other debt financing, including the offering of debt securities, undertaken by Parent or its Subsidiaries for the purpose of funding the Merger and the other transactions contemplated hereby.

“Rights Agreement” means the Rights Agreement, dated as of July 30, 2004, between Parent and The Bank of New York, as rights agent.

A “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which that is sufficient to elect at least a majority of its Board of Directors or other governing Person or body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Substantial Detriment” means any Antitrust Divestiture/Restriction or any other action contemplated by clauses (i) through (iii) in Section 6.03(d) which would, individually or in the aggregate, reasonably be expected to have a (a) Parent Material Adverse Effect, (b) a specified adverse effect on the aggregate net benefits (including synergies) to be received by Parent arising from or relating to the Transactions taken as a whole (which “specified adverse effect,” solely for purposes of the definition of “Substantial Detriment,” means $250,000,000 (it being agreed that, for purposes of determining the amount of any “specified adverse effect,” any adverse effect on Parent arising from or relating to the sale, divestiture or disposition of the Doral brand will not be taken into account)) or (c) solely with respect to any action contemplated by clause (i) of Section 6.03(d), a material adverse effect on any brands or product lines of Parent or the Company other than Winston, Salem, KOOL, Doral, Maverick and blu.

“Tax Return” means all Tax returns, declarations, statements, reports, schedules, forms and information returns, any amended Tax return and any other document filed or required to be filed relating to Taxes (and any attachment thereto).

“Taxes” means all taxes, customs, tariffs, imposts, levies, duties, fees, escheat or other like assessments imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

“Tobacco Litigation” means any and all Actions regarding any health or other impacts or alleged health or other impacts from the development, manufacture, distribution, sale, advertising, marketing and/or use of any tobacco product, including for the avoidance of doubt any and all Actions regarding the presence of or exposure to smoke from any tobacco product.

Section 9.04. Interpretation. When a reference is made in this Agreement to an Exhibit, an Article or a Section, such reference will be to an Exhibit, an Article or a Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” will mean the degree to which a subject or other thing extends, and such phrase will not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to

“dollars” and “$” will be deemed references to the lawful money of the United States of America. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable Law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.05 with respect thereto. Upon such determination that any term or other provision (or part thereof) is so invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement, and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which will be deemed an original.

Section 9.07. Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Parent Disclosure Letter, the Company Disclosure Letter, the Related Agreements and the Confidentiality Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the Merger and the transactions contemplated hereby and (b) except for (i) Section 6.04, (ii) the right of the stockholders of the Company to receive the aggregate Merger Consideration after the Closing (a claim that may not be made unless and until the Effective Time shall have occurred), (iii) the rights of the holders of Company Stock Options, Company SARs, Company RSUs, Company Restricted Stock, Company Awards to receive the amounts set forth in Section 2.04 (a claim that may not be made unless and until the Effective Time shall have occurred), (iv) the rights of the participants in the ESPP to receive the amounts set forth in Section 2.05 (a claim that may not be made unless and until the Effective Time shall have occurred), is not intended to confer upon any Person other than the parties any rights or remedies. The Parties acknowledge and agree that, in addition to the Parties’ respective rights under Section 9.10, nothing in this Agreement is intended to preclude a Party that has sought and been unable to obtain the relief contemplated by Section 9.10 from asserting that its measure of damages for fraud or intentional breach of any covenant or agreement in this Agreement by another Party includes the loss of economic benefits to the holders of such Party’s common stock, subject to the right of the other Parties to assert any other reason why such measure of damages is precluded, unavailable or inappropriate. Notwithstanding the foregoing, (a) the Company acknowledges and agrees that, upon execution of this Agreement, each of Parent’s potential Financing Sources will be considered a Representative (as defined in the Confidentiality Agreement) of Parent for all purposes under the Confidentiality Agreement and (b) the Financing Sources are intended third party beneficiaries under Section 8.02(g), 8.03, last sentence of 9.07, 9.08(c) and 9.11.

Section 9.08. Governing Law; Consent to Jurisdiction; Venue.

(a) This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware; provided, however, that (i) the Share Issuance (to the extent required by the Laws of the State of North Carolina to be governed thereby) and matters relating to the conduct of directors of Parent, will be governed by, and construed in accordance with, the Laws of the State of North Carolina, without giving effect to any choice or conflicts of laws principles (whether of the State of North Carolina or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of North Carolina.

(b) Each of the Parties hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware (or, to the extent such court declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if such federal court declines to accept jurisdiction, any state court within the State of Delaware that has jurisdiction) in the event any dispute arises out of the Transaction Agreements or the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iii) agrees that it will not bring any action relating to the Transaction Agreements or the Transactions in any court other than such court, (iv) agrees that each of the other parties will have the right to bring any Action for enforcement of a judgment entered by such court and (v) expressly and irrevocably waives (and agrees not to plead or claim) any objection to the laying of venue of any Action arising out of the Transaction Agreements or the Transactions in such court or that any such Action brought in such court has been brought in an inconvenient forum. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Action will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c) Notwithstanding the foregoing, each Party agrees that it will not bring or support any Action of any kind or description, whether in law or in equity, against the Financing Sources in any way relating to this Agreement, including any dispute arising out of or relating to the Financing, in any forum other than the Supreme Court of the State of New York, County of New York or, if under applicable Law exclusive jurisdiction is vested in federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

Section 9.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided, that (A) Parent and Merger Sub may assign their rights and obligations pursuant to this Agreement to any direct or indirect wholly owned Subsidiary of Parent after providing written notice thereof to the Company at least one Business Day prior to such assignment and (B) as of the Effective Time, Parent and Merger Sub may assign their respective rights but not their respective obligations under this Agreement to the Financing Sources solely for purposes of creating a security herein in respect of the Financing; provided, that, in each case of clauses (A) and (B) no such assignment will relieve Parent or Merger Sub of any of its obligations hereunder. Any purported assignment without such consent will be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.10. Specific Performance. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 9.11. Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF THE TRANSACTION AGREEMENTS, ANY OF THE TRANSACTIONS OR ANY FINANCING (OR AGAINST ANY FINANCING SOURCE). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.11.

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IN WITNESS WHEREOF, the Company, Parent and Merger Sub have duly executed this Agreement, all as of the date first written above.

LORILLARD, INC.

By:	/s/ Murray S. Kessler
	Name:	Murray S. Kessler
	Title:	President and Chief Executive Officer

REYNOLDS AMERICAN INC.

By:	/s/ Susan M. Cameron
	Name:	Susan M. Cameron
	Title:	President and Chief Executive Officer

LANTERN ACQUISITION CO.

By:	/s/ McDara P. Folan, III
	Name:	McDara P. Folan, III
	Title:	President

Index of Defined Terms

Term	Section
Acceptable Confidentiality Agreement	Section 9.03
Action	Section 9.03
Affiliate	Section 9.03
Agreement	Preamble
Alternative Financing	Section 6.10(b)
Alternative Commitment Letter	Section 6.10(b)
Antitrust Divestiture/Restriction	Section 7.02(d)
Antitrust Laws	Section 6.03(g)(v)
Asset Purchase Agreement	Recital B
B&W	Recital B
BAT	Recital B
Business Day	Section 9.03
Cash Consideration	Section 2.01(b)
CBP	Section 3.12(a)
Certificate	Section 2.01(b)
Certificate of Merger	Section 1.03
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 9.03
Commitment Letters	Section 3.17
Company	Preamble
Company Adverse Recommendation Change	Section 5.02(b)
Company Award Payment	Section 2.04(e)
Company Awards	Section 2.04(e)
Company Benefit Plans	Section 4.10(a)
Company Board	Recital C
Company Bylaws	Section 4.01
Company Capital Stock	Section 4.03(a)
Company CBAs	Section 4.18(a)
Company Charter	Section 4.01
Company Common Stock	Section 2.01(a)
Company Disclosure Letter	ARTICLE IV
Company Employees	Section 6.11(a)
Company Expense Cap	Section 8.02(e)
Company Financial Advisors	Section 4.19
Company Indemnified Party	Section 6.04(a)
Company Intervening Event	Section 9.03
Company Leases	Section 4.16(b)
Company Material Adverse Effect	Section 9.03
Company Notice	Section 5.02(b)
Company Owned Intellectual Property	Section 9.03
Company Pension Plan	Section 4.10(c)
Company Permits	Section 4.01

Term	Section
Company Preferred Stock	Section 4.03(a)
Company Properties	Section 4.16(a)
Company Recommendation	Section 4.04(a)
Company Registered Intellectual Property	Section 4.17(a)
Company Restricted Stock	Section 2.04(d)
Company RSU	Section 2.04(c)
Company SAR	Section 2.04(b)
Company SEC Documents	Section 4.06(a)
Company Stockholder Approval	Section 4.04(a)
Company Stockholders Meeting	Section 4.04(a)
Company Stock Option	Section 2.04(a)
Company Stock Plans	Section 9.03
Company Subsidiaries	Section 4.01
Company Takeover Proposal	Section 5.02(e)
Company Termination Fee	Section 9.03
Company Voting Debt	Section 4.03(b)
Confidentiality Agreement	Section 6.02(d)
Consent	Section 3.05(b)
Contract	Section 3.05(a)
Controlled Group Liability	Section 9.03
Copyrights	Definition of Intellectual Property
DGCL	Recital A
Dissenting Stockholders	Section 2.01(b)
DOC	Section 3.12(a)
Domain Names	Definition of Intellectual Property
Effective Time	Section 1.03
End Date	Section 8.01(b)(i)
Environmental Claim	Section 9.03
Environmental Laws	Section 9.03
Equity Award Consideration	Section 2.04(a)
ERISA	Section 4.10(a)
ESPP	Section 2.05
Exchange Act	Section 3.05(b)
Exchange Agent	Section 2.02(a)
Exchange Fund	Section 2.02(a)
FDA	Section 3.12(a)
FTC	Section 3.12(a)
Financing	Section 3.17
Financing Sources	Section 9.03
Form S-4	Section 3.05(b)
FY2014 Bonuses	Section 6.11(d)(i)
FY2015 Bonuses	Section 6.11(d)(ii)
GAAP	Section 3.06(b)

Term	Section
Governance Agreement	Section 9.03
Governmental Entity	Section 3.05(b)
Hazardous Materials	Section 9.03
HHS	Section 3.12(a)
HSR Act	Section 3.05(b)
Indebtedness	Section 9.03
Intellectual Property	Section 9.03
Imperial	Recital B
IRS	Section 4.10(a)
Joint Proxy Statement	Section 6.01(a)
Judgment	Section 3.05(a)
Knowledge	Section 9.03
Law	Section 3.05(a)
Legal Restraints	Section 7.01(d)
Letter of Transmittal	Section 2.02(b)
Liens	Section 3.02(b)
Lignum-2	Recital B
Marks	Definition of Intellectual Property
Material Contract	Section 4.15(b)
Maximum Amount	Section 6.04(c)
Menthol Regulatory Action	Section 9.03
Merger	Recital A
Merger Consideration	Section 2.01(b)
Merger Sub	Preamble
Merger Sub Common Stock	Section 2.01(c)
Multiemployer Plan	Section 4.10(a)
NCBCA	Section 3.03(b)
New Plans	Section 6.11(c)
NYSE	Section 2.02(f)
Old Plans	Section 6.11(c)
Option Cash Payment	Section 2.04(a)
Other Divestiture Action	Section 6.03(e)
Other Divestiture Agreement	Section 6.03(e)
Patents	Definition of Intellectual Property
Parent	Preamble
Parent Adverse Recommendation Change	Section 5.03
Parent Articles	Section 3.01
Parent Benefit Plans	Section 9.03
Parent Board	Recital D
Parent Bylaws	Section 3.01
Parent Capital Stock	Section 3.03(a)
Parent Common Stock	Recital B
Parent Disclosure Letter	ARTICLE III

Term	Section
Parent DSUs	Section 3.03(a)
Parent Financial Advisor	Section 3.14
Parent Intervening Event	Section 9.03
Parent Material Adverse Effect	Section 9.03
Parent Performance Share	Section 9.03
Parent Permits	Section 3.01
Parent Preferred Stock	Section 3.03(a)
Parent Recommendation	Section 3.04(a)
Parent SEC Documents	Section 3.06(a)
Parent Share Cash Value	Section 2.02(f)
Parent Shareholder Approval	Section 3.04(a)
Parent Shareholders Meeting	Section 3.04(a)
Parent Stock Plans	Section 9.03
Parent Subsidiaries	Section 3.01
Parent Termination Fee	Section 9.03
Parent Voting Debt	Section 3.03(b)
Parties	Preamble
PBGC	Section 6.11(h)
Permits	Section 3.01
Permitted Liens	Section 9.03
Person	Section 9.03
Regulatory Conditions	Section 8.01(b)
Release	Section 9.03
Related Agreements	Recital B
Representatives	Section 5.02(a)
Required Amount	Section 3.17
Restricted Commitment Letter Changes	Section 6.10(a)
Rights Agreement	Section 9.03
SAR Cash Payment	Section 2.04(b)
SEC	Section 3.05(b)
Securities Act	Section 3.05(b)
Share Issuance	Recital D
SOX	Section 3.06(b)
Specified Employee	Section 6.11(e)
Stock Consideration	Section 2.01(b)
Subscription Agreement	Recital B
Subsidiary	Section 9.03
Substantial Detriment	Section 9.03
Superior Proposal	Section 5.02(e)
Surviving Corporation	Section 1.01
Tax Return	Section 9.03
Taxes	Section 9.03
Trade Secrets	Definition of Intellectual Property
Transaction Agreements	Recital B
Transactions	Recital D
TTB	Section 3.12(a)

Exhibit A

Amended and Restated Certificate of Incorporation

of [—]

FIRST.	The name of the corporation is [—].

SECOND.	The address of the corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD.	The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH.	The total number of shares of stock which the corporation shall have authority to issue is 1,000. All such shares are to be Common Stock, par value of $.01 per share, and are to be of one class.

FIFTH.	Unless and except to the extent that the by-laws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

SIXTH.	In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the corporation is expressly authorized to make, alter and repeal the by-laws of the corporation.

SEVENTH.	A director of the corporation shall not be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. If the General Corporation Law of the State of Delaware is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent authorized by the General Corporation Law of the State of Delaware, as so amended. Any amendment, modification or repeal of this Article SEVENTH shall not adversely affect any right or protection of a director of the corporation existing at the time of such amendment, modification or repeal in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

EIGHTH.	The corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the corporation. The right to indemnification conferred by this Article EIGHTH shall include the right to be paid by the corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation under this Article EIGHTH. The corporation may, to the extent authorized from time to time by the Board of Directors of the corporation, provide rights to indemnification and to the advancement of expenses to employees and agents of the corporation similar to those conferred in this Article EIGHTH to directors and officers of the corporation. The rights to indemnification and to the advance of expenses conferred in this Article EIGHTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the by-laws of the corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise. Any repeal or modification of this Article EIGHTH shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

NINTH.	The corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article NINTH.